An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the "SEC"). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR, DATED AUGUST 18, 2020, SUBJECT TO COMPLETION

AMENDMENT NO. 4

SHACKELFORD PHARMA INC.

10,000,000 Shares of Common Stock

1177 West Hastings St. Suite 2300,

Vancouver, BC V6E 2K3

1-888-377-4225

www.shackelfordpharma.com

Copy to:

Daniel D. Nauth
Nauth LPC
217 Queen Street West, Suite 401
Toronto, Ontario M5V 0R2
(416) 477-6031

Shackelford Pharma Inc., a corporation formed under the laws of the Province of British Columbia (the "Company", "Shackelford Pharma", "we," or "our"), is offering up to 10,000,000 (the "Maximum Offering") voting common shares (the "Common Stock", "Common Shares" or "Securities") in the capital of the Company, with no par value, to be sold in this offering (the "Offering"). The Common Stock is being offered at a purchase price of USD$1.00 per Common Share on a "best efforts" basis for gross proceeds of up to $10,000,000. We are selling our Common Stock through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the "Securities Act"), and we intend to sell the Common Stock either directly to investors or through registered broker-dealers who are paid commissions. The Company has engaged Dalmore Group LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer ("Dalmore"), to provide broker-dealer services in connection with this Offering. This Offering will terminate on the earlier of (i) twelve (12) months after the commencement date of this Offering, unless earlier terminated or extended by the Company, (ii) the date on which the Maximum Offering is sold, or (iii) when the Board of Directors of the Company elects to terminate the Offering (in each such case, the "Termination Date"). There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying "dollar one" of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, clinical study expenses, offering expenses, working capital and general corporate purposes, and other uses, as more specifically set forth in the "Use of Proceeds" section of this Offering Circular. The minimum investment amount for an investor is $1,500 USD; however, we reserve the right to waive this minimum in the sole discretion of our management. There is no escrow established for this Offering. We will hold closings upon the receipt of investors' subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering, or (ii) the Termination Date. We expect to commence the sale of the Common Stock as of the date on which the Offering Statement of which this Offering Circular (the "Offering Circular") is a part (the "Offering Statement") is qualified by the SEC.

Investing in our Common Shares involve a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" starting on page 13 for a discussion of certain risks that you should consider in connection with an investment in our securities.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Title and Class of Securities to be Offered	Maximum Number of Share to be Offered (1)	Proposed Offering Price per Share	Proposed Maximum Aggregate Offering Proceeds	Commissions and Discounts (2)	Proceeds to Company (3)
Common Shares	10,000,000	$1.00	$10,000,000	$300,000	$9,700,000

Notes:

(1) All amounts in this chart and Circular are in U.S. dollars unless otherwise indicated, in some cases, such as the financial statements and in the MD&A section, Canadian dollars are used and prefaced when necessary with "CAN" to indicate non-US currency.

(2) The Company's Shares are being offered on a best efforts basis, (i) directly by the Company and (ii) pursuant to an agreement entered into with Dalmore Group LLC, a registered broker-dealer licensed with the Financial Industry Regulatory Authority ("FINRA") and SIPC. In consideration for Dalmore's services, Dalmore will receive a $5,000 advance fee for accounting expenses and a $20,000 consulting fee. In addition, Dalmore will receive a fee of 1% on the aggregate amount of capital raised under this Offering. Please see “Plan of Distribution & Selling Securityholders” on page 35 for additional information. The proceeds of this Offering may be deposited directly into the Company's operating account for immediate use by it, with no obligation to refund subscriptions. There is no escrow established for this Offering.

(3) The amounts shown assume deducting offering costs which may include legal, accounting, marketing, consulting and other costs incurred in undertaking the Offering.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A FOR GENERAL INFORMATION ON INVESTING. WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

The Company is following the "Offering Circular" format of disclosure under Regulation A+ pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

Sale of our Common Shares will commence on approximately August 20, 2020.

The date of this Offering Circular is August 18, 2020

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our Securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the "Offering Circular." You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our Securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an offering statement (the "Offering Statement") that we filed with the Securities and Exchange Commission (the "SEC"). Periodically, we may provide an offering circular supplement that would add, update or change information contained in this Offering Circular.  Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement.  The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.  You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC.  The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the "Company," "SPI", "we," "our," and "us" refer to the activities of and the assets and liabilities of the business and operations of Shackelford Pharma Inc., a British Columbia corporation formed under the laws of the Province of British Columbia, and its wholly-owned subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business" and elsewhere in this Offering Circular constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negatives of these terms, or other comparable terminology. To the extent that the Offering Circular contains forward-looking statements regarding our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

  Our lack of operating history on which to judge our business prospects and management;
  Our ability to raise capital and the availability of future financing;
  The results of clinical testing and studies and/or trials for our products will require significant time and capital resources;
  Our ability to manage research and development, preclinical work, clinical studies, product manufacturing, distribution, retail sales, corporate growth and operational expenses;
  Our reliance on third parties to conduct some of the scientific, clinical, manufacturing and commercialization work for our products;
  Our ability to obtain regulatory approval if and when necessary, and market acceptance of our products;
  Our ability to compete in a highly competitive and evolving industry;
  Our ability to protect our intellectual property;
  Our ability to develop, launch, maintain and enhance our brand(s);
  Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;
  Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

Note regarding Financial Information

The Company’s fiscal year and calendar year are not aligned. Its fiscal year runs from October 1st through September 30th of the following year, whereby Q1 of its fiscal year is the last 3 months of the calendar year, while Q2 through Q4 of the fiscal year are the first three quarters of the next calendar year. This Offering document generally refers to quarters in a calendar year format when referring to business development and expectations that are captured in forward looking statements. The “Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within this Offering Circular refer to fiscal year quarters unless otherwise specified.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

Shackelford Pharma Inc. ("SPI", the "Company", "Shackelford", we, our and us) was founded in June 2018, and incorporated under the Business Corporations Act (British Columbia) on June 19, 2018. The Company was created to translate the clinical knowledge of Dr. Alan Shackelford into effective treatments for a variety of unmet medical needs. Dr. Shackelford is a Colorado-based physician who has treated more than 25,000 patients within the state using medical cannabis and hemp-derived Cannabidiol ("CBD"). Under Amendment 20, which the State of Colorado passed on November 7, 2000, patients within the state were allowed to use marijuana for medical purposes provided they obtained written medical consent, providing Dr. Shackelford the opportunity to apply a medical discipline to the application of cannabis for medical use. Based on the work of Dr. Shackelford, the Company is discovering, developing, and commercializing drug candidates and consumer products harnessing the potential therapeutic effects of cannabis and hemp derived products, as regulation permits.

The Company's head office, registered records office and mailing address is located at Suite 2300, 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3, and the company phone number is 1-888-377-4225. Our website address is www.ShackelfordPharma.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Intercorporate Relationships

The Company has one wholly owned subsidiary, Shackelford Pharma USA Inc. ("SPI USA"), a corporation organized under the laws of the State of Colorado. SPI head office is located at 2257 South Broadway, Denver, Colorado, USA, 80210.

Our Business

The Company is an early stage biopharmaceutical company dedicated to the commercial translation of the clinical knowledge and insights of Dr. Alan Shackelford, gained through his treatment of more than 25,000 patients using medical cannabis.

Dr. Shackelford is a Harvard Medical School trained internist and researcher who is one of the world's foremost authorities on the clinical uses of cannabis and is recognized for pioneering the treatment of Dravet Syndrome with cannabinoids. Over the last decade, he treated patients suffering from a variety of medical ailments, using cannabis and hemp-derived CBD formulations. Dr. Shackelford has worked with a number of American state and Canadian provincial government agencies on establishing governance of medical cannabis programs and has advised foreign governments on their cannabis regulations.

At Shackelford Pharma, Dr. Shackelford is supported by an expert medical and pharmaceutical team with a wealth of experience in clinical research and development, drug development, commercial operations, and marketing, to manage the development and commercialization of pharmaceutical products. The Company aims to provide physicians with the knowledge and confidence to prescribe cannabis-based therapies and provide patients with the certainty that the products are safe, consistent, and most importantly, effective.

SPI is dedicated to alleviating human suffering through the development of pharmaceutical grade cannabinoid therapies for a range of health disorders. Our goal is to become the global leader in the development and commercialization of cannabis-based medical and hemp-based consumer products that:

  address unmet medical and consumer needs;
  meet the quality standards of the pharmaceutical industry;
  comply with the legal and regulatory environments in major markets;
  provide clinicians with the confidence to treat their patients; and
  offer patients and consumers assurance of quality and consistency beyond what is currently provided by products available in the recreational cannabis market.

The Company is employing a pragmatic and practical strategy that balances near term revenue opportunities and longer term value creation whereby it outsources certain functions to reduce capital cost and time to market.  Such functions would include production of cannabis, extraction or synthetic manufacturing of cannabinoids, laboratory analysis, formulation, packaging, distribution and sales.

SPI is focused on the development of cannabinoid-based treatments for medical indications using a variety of drug delivery technologies. Early product development activities will be primarily based on techniques and technologies currently in the public domain. This ensures freedom to operate and a faster path to market. In certain cases, management will in-license proprietary technologies and processes to better address unmet medical needs and to create competitive advantage. In other cases, our brands and proprietary formulations may be out-licensed to enable more efficient market entry and penetration. In situations where regulators require companies to secure licenses to engage in certain activities, the Company may enter into a commercial relationship with a market incumbent that possesses the appropriate licenses.

To support therapeutic, medical, or health claims or statements of benefit for our products, SPI endeavours to generate clinical data that demonstrates the observation of such effects. In each country of interest, the government regulatory agency (e.g. Health Canada, US FDA) dictates the requirements governing the marketing, sale, manufacture, packaging, labelling, importation, distribution and storage of dietary supplement and drug products. To a certain extent there is harmonization of such regulations in developed countries which will allow management to pursue a consistent approach to the development and commercialization of products.

The Company expects to compete in three markets. With respect to CBD, the Company will be targeting the retail consumer market.  CBD derived from hemp is currently classified as an agricultural commodity under the 2018 Farm Bill (please see "Regulatory Environment" and "Risk Factors" below). The Company's intended CBD products do not and will not claim any medical or physiological benefit resulting from the inclusion of CBD, unless we have obtained the required regulatory approvals, if required, and clinical evidence to support such claims.

The second market the Company is targeting is the growing medical cannabis market which is expected to be worth $64B globally by 2024. While cannabis is sometimes referred to as 'medical', these products are primarily sold into or through licensed dispensaries and are much closer to recreational products than pharmaceutical products which are required to successfully complete clinical testing and be authorized by regulatory authorities such as the FDA. The Company is focused on introducing products into this market that have undertaken clinical work to indicate efficacy. There is no requirement however for these products to be authorized by the FDA or other regulatory authority, given they are not intended for the regulated pharmaceutical market.

The third market the Company desires to penetrate is the $1.2T pharmaceutical market, should regulations permit. Based on clinical work the Company is undertaking, decisions will be made on whether successful outcomes in these studies will precipitate further exploration of authorized trials under regulatory authorities such as the FDA.

Management has segmented these markets in a manner that has identified three retail channels of interest:

1. General Retail. Consumer products containing hemp-derived cannabinoids sold in retail pharmacies, supermarkets, and health stores. Products sold into this channel will be primarily hemp-derived CBD products.

2. Dispensary. These products are intended for medical cannabis dispensaries and will be formulated using cannabis-derived THC and CBD, and may contain lower order cannabinoids, terpenes and other plant-derived molecules.

3. Pharmacy. Products intended for this channel will need to be approved by regulators and will therefore be supported by evidence generated through clinical trials.

The Shackelford business model emphasizes the following:

1. Create resonant and durable global brands for the Company and each of the three channels of interest (General Retail, Dispensary and Pharmacy);

2. Achieve rapid market entry by developing and introducing General Retail products; in certain markets these products will be based upon hemp-derived CBD.

3. Improve product efficacy by developing and commercializing Dispensary channel products that feature a wider range of cannabinoids;

4. Expand channel offerings with the introduction of additional SKUs;

5. Enhance value by establishing clinical evidence supporting medical claims. Value is driven by connecting brand, proprietary formulation and delivery technologies, clinical evidence and medical claims;

6. Long term evolution to a product mix that emphasizes the development of proprietary pharmacy products where regulations permit;

7. Opportunistic acquisition or in-licensing of market-ready products from third parties, for rebranding and sale;

8. Collaborative development and commercialization initiatives with select partners to reduce capital cost and time to market;

9. Secure necessary licenses to conduct business in countries of interest;

10. Acquire or in-license enabling and differentiating novel proprietary drug delivery technologies;

11. Out-license formulations and technologies to select partners in markets of interest;

12. Secure and develop intellectual property;

13. Establish partnerships with large and specialty pharmaceutical/biotechnology companies to develop and/or commercialize products; and

14. Become recognized as the industry leader in providing information and support to clinicians.

Management recognizes the value of developing strong and durable global brands to establish a connection with physicians, patients and consumers interested in achieving better health and wellness with cannabis- and hemp- based products.

SPI endeavours to initially create a corporate brand based on the extensive clinical experience and reputation of Dr. Shackelford, and will then develop related brands for each market channel. This approach will establish a "branded house" structure for Shackelford.

For our medical products, we are employing a market-driven product development strategy to create a range of therapies that are properly formulated and that provide consistent cannabinoid doses at ratios known to be efficacious for rigorously defined and characterized medical indications. The general approach for each product will be to define, characterize and quantitate the unmet medical need.

The Company has identified the opportunity to develop and commercialize hemp-based CBD products as a means to effect faster market entry, establish brand recognition and generate early revenues. Hemp is derived from cannabis sativa L, and is genetically distinct from cannabis sativa L. Hemp varieties of cannabis sativa L express less than 0.3% of the intoxicating compound THC, and are a renewable source of raw materials used in a wide range of products including, depending on the laws of the jurisdiction, health foods, body care, clothing, construction materials, biofuels and plastic composites as regulations permit. Management believes that entry into the hemp-derived CBD market will allow consumer-facing brand marketing and advertising that would not be possible with more traditional pharmaceutical products.

CBD Products

The Company's initial hemp-derived CBD products are being formulated to enable sales in a wider range of retail locations. The production, manufacturing, and sale of these products typically face different regulatory requirements than cannabis products, which may enable the Company to achieve early revenues, and support the creation of enduring brands. Following channel entry, the Company will, depending on the laws of the jurisdiction, create additional SKUs intended for certain use cases as regulations permit.

Proprietary THC/CBD Formulations

Management is concurrently working towards creating products based upon proprietary clinical development plans with the goal of addressing significant medical challenges. We believe this will enable the creation of intellectual property (IP), and the development of medical claims based on clinical evidence, which could then provide opportunities to apply for regulatory approval for certain drug products in markets of interest, where regulations permit.

Management has defined six areas of interest for which the medical potential of proprietary formulations (including THC and CBD) will be assessed in pre-clinical and human studies. These are neurocognitive disorders, cephalgia, insomnia, anxiety, epileptic syndromes and pain management. The pre-clinical and human studies will be conducted in Israel, in compliance with all applicable laws and regulations, with the possibility of adding sites in Canada.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological and regulatory change. We face, and will continue to face, competition in the development and marketing of our product candidates from other biotechnology and pharmaceutical companies, medical and recreational cannabis companies, hemp companies (including hemp-derived CBD companies), research institutions, government agencies and academic institutions. Some of these competitors can be expected to have longer operating histories and more financial resources and experience than the Company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company. Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require capital for research and development, regulatory compliance advice and expertise, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis, which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Competition may also arise from, among other things:

  other drug development or product technologies;
  methods of preventing or reducing the incidence of disease, including vaccines, in diseases or ailments that we target with our products; and
  new or other classes of therapeutic agents that render our products uncompetitive or obsolete

Regulatory Environment

In the U.S., the cannabis and hemp industries are highly regulated and subject to significant government oversight. Currently, thirty-three (33) states and Washington D.C. have legalized medical cannabis, and eleven (11) states, in addition to Washington D.C., have legalized cannabis for recreational purposes or "adult-use." However, at the federal level, cannabis remains a Schedule I drug under the Controlled Substances Act of 1970 (the "CSA"). As a result, medical and adult use cannabis-related practices or activities, including without limitation, the importation, possession, use, cultivation, manufacture, sale, or distribution of cannabis, remain illegal under U.S. federal law.

Notably, cannabidiol ("CBD"), can be extracted and isolated from both hemp plants and cannabis plants. Hemp, like cannabis, is a varietal of the plant Cannabis sativa L., however, it contains only trace amounts of tetrahydrocannabinol ("THC"), the cannabinoid responsible for the cannabis plant's intoxicating effects, and does not share the same federally illegal status in the U.S. as cannabis. Through a combination of state legislation, Section 7606 of the Agricultural Act of 2014 (the "2014 Farm Bill"), and the Agriculture Improvement Act of 2018 (the "2018 Farm Bill"), the vast majority of U.S. states have either developed or are in the process of developing regulated hemp programs governing a variety of hemp-related activities. The 2014 Farm Bill was limited in scope as it gave authority only for state research pilot programs that met certain conditions , while the passage of the 2018 Farm Bill established a robust framework for commercial hemp production in the US and removed hemp from the CSA. Most significantly, the 2018 Farm Bill amended the CSA to exclude hemp - inclusive of all derivatives, extracts, and cannabinoids containing not more than 0.3% THC - from the federal definition of "marihuana," and also explicitly created an exemption from the CSA for THC found in hemp.

In addition, the 2018 Farm Bill amended the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the United States Department of Agriculture ("USDA") in coordination with state departments of agriculture or tribal governments that elect to have primary regulatory authority over the production of hemp in their borders. The 2018 Farm Bill permits U.S. states and Indian Tribes to adopt their own regulatory plans governing hemp production, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA.  On October 31, 2019, the USDA issued an interim final rule ("IFR") to implement the 2018 Farm Bill. The IFR governs the commercial production of hemp and provides the framework for U.S. states and Indian Tribes to begin implementation of commercial hemp production programs.  The IFR is effective through November 1, 2021, after which it will be replaced by the USDA's final rule governing commercial production of hemp in the U.S.

The U.S. Food and Drug Administration (FDA) has, to date, not approved any marketing application for cannabis for the treatment of any disease or condition and has approved one cannabis-derived drug product "Epidiolex" and three cannabis-related drug products, Marinol, Syndros and Cesamet.

For a more detailed description of the regulatory landscape related to cannabis and hemp in the U.S., see "Government Regulation" on page 42 below.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks, which are more fully described in the section titled "Risk Factors" beginning on page 13. These risks include, among others:

  Our ability to raise capital and the availability of future financing;
  Our ability to manage research and development, preclinical work, clinical studies, product manufacturing, distribution, retail sales, corporate growth and operational expenses;
  Our dependence on certain suppliers, skilled labor, third party contractors and certain key inputs;
  Unpredictable operational results;
  Adverse federal, state, provincial or local government regulation and taxation, rendering it difficult for us to monetize our products and services.
  Our ability to obtain regulatory approval if and when necessary,
  Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;
  Uncertainty surrounding the U.S. FDA's (i) positions asserted concerning products containing hemp-derived extracts, including CBD, and (ii) determination that the current law prohibits the inclusion of certain cannabinoids as a dietary ingredient;
  Uncertainty surrounding the novel and frequently changing federal and state hemp regulations in the U.S., including how the U.S. FDA will ultimately regulate hemp-derived CBD products;
  Uncertainty surrounding enforcement activities in the U.S. against hemp businesses by state and/or local law enforcement and regulatory authorities pursuant to state law, regardless of whether such state law conflicts with federal law;
  Our ability to protect our intellectual property and develop and maintain a strong brand presence;
  Market acceptance of our products, evolving consumer preferences and customer retention;
  Unfavorable publicity within the sector, or changing consumer perceptions;
  Our ability to compete in a highly competitive and evolving industry;
  Our lack of operating history on which to judge our business prospects and management;
  The significant time and capital resources required for results of clinical testing and studies and/or trials for our products; and
  Difficulty in accurately forecasting sales and revenues for our products.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, we have funded operations exclusively with proceeds from the sale and issuance of equity to investors. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although our management continues to pursue these plans, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations, if at all. These circumstances raise substantial doubt on our ability to continue as a going concern, and our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

REGULATION A+

We are offering the Common Shares which consist pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). These offering rules are often referred to as "Regulation A+." We are relying upon "Tier 2" of Regulation A+, which allows us to offer securities of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC, subject to certain conditions and restrictions under Regulation A+.

THE OFFERING

Issuer:	Shackelford Pharma Inc., a British Columbia corporation.

Common Stock Offered:	A maximum of 10,000,000 Common Shares of the Company at an offering price of $1.00 per Common Share;

Common Shares Outstanding before the Offering:	40,049,997 Common Shares.

Common Shares to be Outstanding after the Offering:	50,368,505 Common Shares if the maximum Common Shares are sold. (1)

Price per Common Share:	$1.00

Maximum Offering:	10,000,000 Common Shares, at an offering price of $1.00 per Common Share, for total gross proceeds of up to $10,000,000.

Use of Proceeds:	If we sell all of the 10,000,000 Common Shares being offered, our net proceeds (after deducting fees and commissions and estimated Offering expenses) will be approximately USD $9,700,000. We will use these net proceeds for research and development expenses, clinical study expenses, working capital and general corporate purposes, and such other purposes described in the "Use of Proceeds" section of this Offering Circular.

Resale Restrictions:	See "Securities Being Offered - Resale Restrictions" on page 62.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See "Risk Factors" starting on page 13.

(1) This figure includes the expected conversion of outstanding Convertible Notes into Units of the Company upon closing of this Offering. Each Unit consists of one Common Share and one Warrant providing the Unit holder the ability to purchase one Common Share of the Company. This figure contemplates 318,508 Common Shares being issued upon conversion. Please see the "Capitalization" section below for details.

RISK FACTORS

An investment in our Securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of our Common Shares could decline and you may lose all or part of your investment. See "Cautionary Statement Regarding Forward Looking Statements" above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

Shackelford Pharma Inc. has a limited operating history, which makes it difficult to accurately evaluate our business prospects.

We were formed in June 2018 to engage in the business of (1) producing and selling proprietary hemp-derived CBD based products in the General Retail market, (2) producing and selling proprietary cannabis and CBD based products for the Dispensary market, (3) developing, producing and selling pharmaceutical products using cannabis and CBD for the medical market, as regulations permit. We have a very limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company's prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including, but not limited to, our success in attracting necessary financing, such as that contemplated in this offering, or obtaining financing from other sources, establishing credit or operating facilities, our ability to develop new products, the success of clinical studies for our products, our ability to successfully market our products and attract repeat customers, our ability to control operational costs, and the Company's ability in retaining motivated and qualified personnel, legal and regulatory developments in the jurisdictions in which we operate, as well as the general economic conditions which affect consumer businesses. We cannot assure you that the Company will successfully address any of these risks.

We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may require additional capital for the development of our business operations and commercialization of our planned products and product candidates. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain additional funding in order to continue our operations. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business. If additional funding is not obtained, we may need to reduce, defer or cancel research and development efforts, preclinical and lab work, planned clinical investigations, or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Reliance on third-party service providers creates risks for the Company.

Some of the Company's operations rely on the Company's third-party service providers to host and deliver products, services, and data. Any interruptions, delays, or disruptions in and to the delivery of  such products, services, security or data, including without limitation any privacy breaches or failures in data collection, could expose the Company to liability and  harm  the  Company's  business  and  reputation.  The Company also faces risks related to the transportation of hemp and hemp-derived products and its reliance on third-party transportation services. These risks include, but are not limited to, risks resulting from the continually evolving federal and state regulatory environment governing hemp production, inconsistencies in approaches taken by various  jurisdictions and law enforcement to THC testing, security, and transportation generally. The Company faces risk that third party processors, transporters, or other service providers engage in activity in violation of state or federal controlled substances or other laws that may expose the Company to criminal or civil liability and harm the Company's business and reputation.

Our equity holders may be required to meet certain ownership requirements and could be potentially disqualified from continuing to hold equity in the Company.

An individual with an ownership interest in the Company could become disqualified from having such ownership interest in the Company under a U.S. state cannabis agency's interpretation of the relevant state laws and regulations if such owner is convicted of a certain type of felony or fails to meet the residency requirements, if any, for owning equity in a company like the Company.  The loss of such equity holder could potentially have a material adverse effect on the Company.

Our financial situation creates doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues and has incurred losses and has an accumulated deficit of $859,922 as of March 31, 2020. Further, we expect to incur a net loss for the fiscal year ending September 30, 2020 and thereafter, primarily as a result of increased operating expenses related to the development and clinical work required for our products. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company's ability to continue as a going concern.

The outbreak of the corona virus pandemic may impact our plans and activities.

Our proposed business plan and activities may be adversely affected by potential medical pandemic issues, such as the novel coronavirus (COVID-19), and may result in potential related impact to employees, disruption to operations, supply chain delays, travel and trade restrictions and impact on economic activity in affected countries or regions. Additionally, in the U.S., the Company's cannabis activities may render the Company ineligible to participate in certain pandemic-related relief programs offered by the federal government, such as loan programs administered by the U.S. Small Business Administration.  Such pandemics or diseases represent a serious threat to maintaining a skilled workforce and could be a major health-care challenge for the Company. There can be no assurance that the Company's personnel will not be impacted by these pandemic diseases and ultimately see its workforce productivity reduced or incur increased medical costs/insurance premiums as a result of these health risks. As well, there can be no assurance that the Company will not be impacted by adverse consequences that may be brought about by pandemics on global financial markets which may reduce resources, share prices and financial liquidity that may severely limit the financing capital available in the this sector.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As our Company matures we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. The loss of one or more members of our management team or other key employees or consultants could materially harm our business, financial condition, results of operations and prospects. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. We face competition for personnel and consultants from other companies, universities, public and private research institutions, government entities and other organizations. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of the Company. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy.

Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will be significantly dependent upon Dr. Shackelford and the senior officers for the direction, management and daily supervision of our operations. See "Directors, Executive Officers and Significant Employees." The U.S. hemp and cannabis industries may have more stringent requirements for personnel, including but not limited to, requirements that they complete criminal background checks, submit financial information, and demonstrate proof of residency, which may make it more challenging for the Company to hire and retain employees.

If we fail to comply with any of the various government regulations we are subject to, our ability to maintain operations and execute our business strategy as planned could be negatively impacted.

We are subject to various federal, state, provincial and local laws affecting the possession, consumption, production, supply and sale of products that contain cannabis and hemp-derived CBD. Certain U.S. federal government agencies, including but not limited to, the USDA, U.S. Food and Drug Administration ("FDA"), U.S. Drug Enforcement Administration ("DEA"), and Federal Trade Commission ("FTC"), as well as Health Canada, state, local, and provincial agencies, and various European agencies specific to each country, have jurisdiction over and regulate all aspects of cannabis and hemp-derived CBD, including the advertising and representations made by businesses in the sale of such products, which will apply to us.  Additionally, in the U.S., cannabis and hemp regulations change frequently and vary significantly in each state, which may present additional challenges for the Company. Our inability to remain in compliance with all of the regulations applicable to our operations and the products we intend to produce could negatively impact our business and our ability to execute our business strategy.

The illegal status of cannabis under U.S. federal law could subject us to criminal prosecution and civil liability, which would have an adverse impact on the Company and potentially those affiliated with us.

Cannabis is classified as a Schedule I controlled substance in the U.S. Controlled Substances Act ("CSA") and is therefore illegal under U.S. federal law. As a result, it remains illegal under U.S. federal law to grow, cultivate, sell or possess cannabis for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to "knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance." Even in those U.S. states in which the use of cannabis has been authorized, its use remains a violation of federal law, and any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture.  Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. The federal prohibitions against engaging in cannabis-related activities (including aiding, abetting, conspiracy, and conspiracy to aid and abet those who do) have created a conflict with the laws of states that have ratified legal cannabis regulatory programs. Any person that is connected to the U.S. cannabis industry, including, but not limited to, an investor in the Company, may be at risk of federal criminal prosecution and civil liability. Any investments could also be subject to civil or criminal forfeiture and a total loss.

Our involvement in the U.S. cannabis industry could subject us to the Racketeer Influenced Corrupt Organizations Act ("RICO"), a U.S. federal law that criminalizes the use of any profits from certain defined "racketeering" activities in interstate commerce, which could result in the Company or individuals affiliated with the Company being subject to criminal prosecution or civil liability.

While intended to provide an additional cause of action against organized crime, due to the fact that cannabis is illegal under U.S. federal law, the production and sale of cannabis qualifies cannabis-related businesses as "racketeering" as defined by RICO.  As such, all officers, directors and owners in a cannabis-related business could be subject to criminal prosecution under RICO, which carries substantial criminal penalties. RICO can create civil liability as well: persons harmed in their business or property by actions which would constitute racketeering under RICO often have a civil cause of action against such "racketeers," and can claim triple their amount of estimated damages in attendant court proceedings.  The Company as well as its officers, directors and owners could all be subject to civil claims under RICO. Since U.S. federal law criminalizing the use of cannabis is not preempted by state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company's inability to proceed with certain aspects of our business plan, and a possible total loss of our investment.

The U.S. Customs and Border Protection ("CBP") could deny entry into the U.S. to management, employees or investors in the Company, which would have a negative impact on our operations in the U.S. and overall business strategy.

As a result of cannabis being illegal under U.S. federal law, those employed at or investing in legal Canadian cannabis companies could face detention, denial of entry or lifetime bans from the U.S. for their business associations with U.S. cannabis businesses. Entry happens at the sole discretion of the CBP officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a foreign national.  Any such action taken by the CBP could have an adverse effect on the Company's ability to executive its business strategy.

A U.S. court may decide not to enforce a contract related to cannabis, which could negatively impact our rights and ability to defend claims involving the Company.

Some U.S. courts have determined that contracts relating to state legal cultivation and sale of cannabis are unenforceable on the grounds that they are illegal under federal law and therefore void as a matter of public policy. This could substantially impact the rights of parties making or defending claims involving the Company and any lender of or interest holder in the Company.

The U.S. Department of Justice's ("DOJ") rescission of the "Cole Memorandum" created increased uncertainty around the DOJ's current enforcement priorities in relation to state law-compliant cannabis operations, which may negatively impact the Company's ability to determine how to operate in the U.S. cannabis industry in a manner that minimizes the risk of  federal enforcement.

The Company's business plan involves certain U.S. cannabis activities. Notably, on January 4, 2018, then-U.S. Attorney General Jeff Sessions ("Sessions"), an appointee of President Donald J. Trump, rescinded the previously issued guidance (the "Cole Memorandum") from the DOJ which de-prioritized the enforcement of federal law against cannabis users and businesses who comply with state cannabis laws, adding uncertainty to the question of how the U.S. federal government would choose to enforce federal laws regarding cannabis. At that time, Sessions issued a memorandum to all U.S. Attorneys in which he affirmatively rescinded the previous guidance as to cannabis enforcement, calling such guidance "unnecessary." Sessions' one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities.  Under previous administrations, the DOJ indicated that those users and suppliers of cannabis who complied with state laws, which required compliance with certain criteria, would not be prosecuted.  As a result, there is now more uncertainty regarding whether the DOJ will seek to enforce the CSA against those users and suppliers who comply with state cannabis laws. If such enforcement occurs, the U.S. federal government could potentially choose to seize property and proceeds, and arrest individuals affiliated with the Company. However, current Attorney General William Barr indicated he would not promote prosecution against companies that have relied on the Cole Memorandum, nor would he upset expectations or reliant interests related to it.

If the U.S. Department of the Treasury decides to rescind the "FinCen Memo," it could have an adverse impact on the Company's business, results of operations, and financial condition.

Despite Sessions' rescission of the Cole Memorandum, the U.S. Department of the Treasury, Financial Crimes Enforcement Network ("FinCEN") has not rescinded the "FinCEN Memo" dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act (as amended, the "BSA") against financial institutions and cannabis-related businesses that utilize them. This FinCEN Memo appears to be a standalone document and is presumptively still in effect.  At any time, however, FinCEN could elect to rescind the FinCEN Memo.  This would make it more difficult for the Company to access the U.S. banking system and conduct financial transactions.  Enforcement of the BSA against the Company would also be made more likely by the rescission of the FinCEN Memo.  This could subject the Company's officers, directors and investors to potential criminal prosecution and have a material adverse effect on the Company's business, results of operations, and financial condition. Even with the FinCEN Memo in place, prosecution of the Company for violations of the BSA remains possible, as the FinCEN Memo is only prosecutorial guidance and does not have the force of law.

FinCEN also issued a memo attempting to clarify how financial institutions can provide services to businesses in the cannabis industry consistent with their BSA obligations.  In addition to performing thorough customer due diligence, including ongoing monitoring, FinCEN also advises institutions to consider whether customer activities involve any of the eight enforcement priorities identified by the DOJ, or violate any state law. Banks must file suspicious activity reports and comply with other reporting requirements. Since the issuance of these two memos, the banking industry has continued to exercise caution and hesitation with respect to offering even basic banking services to cannabis-related businesses.  Some banks have ceased offering these services altogether in light of the FinCEN memo for concern about the policing requirements imposed. Therefore, even if a cannabis-related business is operating in compliance with state law, federally insured banks could face serious consequences from the DOJ for violating federal drug trafficking and money laundering statutes. The Company may also be subject to increased scrutiny and risk of federal investigation into our investment and transactions under anti-money laundering laws. While elected officials have sought amendments to banking regulations and laws in order to allow banks to transact business with state-authorized medical cannabis businesses, there can be no assurance such legislation will be successful, that banks will decide to do business with medical cannabis retailers, or that in the absence of legislation, state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law.  These policies have an impact on the Company's ability to access traditional banking services and credits from banks.

The U.S. Congress could fail to renew the "Appropriations Rider" that protects state law-compliant medical cannabis businesses, which would increase the risk of federal prosecution in connection with certain aspects of the Company's business plan.

In 2014, Congress passed a spending bill (the "2015 Appropriations Bill") containing a provision (the "Appropriations Rider" or as it is sometimes known, the "Rohrbacher-Farr Amendment") blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to "prevent such States from implementing their own State [medical marijuana] law[.]" The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical cannabis laws, although it did not codify federal protections for medical cannabis patients and producers. Moreover, despite the Appropriations Rider, the DOJ maintains that it can still prosecute violations of the federal cannabis ban and continue cases already in the courts. Additionally, the Appropriations Rider must be renewed every year.  It was most recently renewed on December 20, 2019, and is effective through September 30, 2020.  There is no guarantee that the Appropriations Rider will continue to be renewed, and if it is not, this could have an adverse impact on the Company's business.

Further legislative development related to laws pertaining to the cannabis industry is not guaranteed, and if that development slows, halts, or regresses, the Company's business plan would be negatively impacted.

To date, a total of 33 U.S. states, plus the District of Columbia, have legalized cannabis in some form. The recreational use of cannabis has been legalized in 11 U.S. states, including Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont and Washington. We may be required to obtain permits from various states in order to produce, supply and sell cannabis and certain of our other products in those states. We currently have no government permits to sell cannabis in any jurisdiction. Continued development of the cannabis industry in the U.S. is dependent upon continued legislative and regulatory authorization of cannabis at the state level.  Any number of factors could slow or halt progress in this area, as the cannabis industry still faces opposition.  Further progress is not assured, and the legality of cannabis could be reversed in one or more U.S. states in which the Company intends to operate. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process.  Any one of these factors could slow or halt business operations relating to cannabis or the current tolerance for the use of cannabis by consumers, which would negatively impact the Company's business plan.

Even if cannabis is generally legalized in the U.S. at the federal and state government levels, commerce in cannabis is still expected to be heavily regulated and taxed, which will have a material effect on our operating results, financial condition and business performance. Although the Company believes its business activities and those of its subsidiaries are compliant with the laws and regulations of the jurisdictions in which the Company and its subsidiaries operate or plan to operate, strict compliance with state and local laws with respect to cannabis and hemp-derived CBD in the U.S. neither absolves the Company of liability under U.S. federal law, nor provide a defense to any proceeding that may be brought against the Company under federal law. Any proceeding that may be brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

Variance in state regulation of hemp production pursuant to the 2018 Farm Bill could materially impact the Company's business and financial condition, limit the accessibility of certain state markets, cause confusion amongst regulators, and increase legal and compliance costs.

The 2018 Farm Bill was signed into law on December 20, 2018. The 2018 Farm Bill removed hemp from the CSA and established a federal regulatory framework for hemp production in the United States. Among other provisions, the 2018 Farm Bill: (a) explicitly amends the CSA to exclude all parts of the cannabis plant (including its cannabinoids, derivatives, and extracts) containing a delta-9 THC concentration of not more than 0.3% on a dry weight basis from the CSA's definition of "marihuana"; (b) permits the commercial production and sale of hemp; (c) precludes states, territories, and Indian tribes from prohibiting the interstate transport of lawfully-produced hemp through their borders; and (d) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states, territories, and Indian tribes to obtain (or retain) primary regulatory authority over hemp activities within their borders after receiving approval of their proposed hemp production plan from the USDA. Any such plan submitted by a state, territory, or Indian tribe to the USDA must meet or exceed minimum federal standards and receive USDA approval. Any state, territory, or Indian tribe that does not submit a plan to the USDA, or whose plan is not approved by the USDA, will be regulated by the USDA; provided that, states retain the ability to prohibit hemp production within their borders.

Marijuana continues to be classified as a Schedule I substance under the CSA. As a result, any cannabinoids (including CBD) derived from marijuana, as opposed to hemp, or any products derived from hemp containing in excess of 0.3% THC on a dry-weight basis, remain Schedule I substances under U.S. federal law. Cannabinoids derived from hemp are indistinguishable from those derived from marijuana, and confusion surrounding the nature of our products, inconsistent interpretations of the definition of "hemp", inaccurate or incomplete testing, farming practices and law enforcement vigilance or lack of education could result in our products being intercepted by federal and state law enforcement as marijuana and could interrupt and/or have a material adverse impact on the Company's business.

Under both the 2014 Farm Bill and the 2018 Farm Bill, states have authority to adopt their own regulatory regimes, and as such, regulations will likely continue to vary on a state-by-state basis. States take varying approaches to regulating the production and sale of hemp and hemp-derived products under the 2018 Farm Bill and state food and drug laws. The variance in state law and that state laws governing hemp production are rapidly changing may increase the chance of unfavorable law enforcement interpretation of the legality of Company's operations. Further, such variance in state laws that may frequently change increases the Company's compliance costs and risk of error.

While some states explicitly authorize and regulate the production and sale of hemp products or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities, other states maintain outdated drug laws that do not distinguish between marijuana, hemp and/or hemp-derived CBD, resulting in hemp being classified as a controlled substance under state law. In these states, sale of CBD, notwithstanding origin, is either restricted to state medical or adult-use marijuana program licensees or remains otherwise unlawful under state criminal laws. Variance in hemp regulation across jurisdictions is likely to persist. This patchwork of state laws may, for the foreseeable future, materially impact the Company's business and financial condition, limit the accessibility of certain state markets, cause confusion amongst regulators, and increase legal and compliance costs.

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products.

We plan to develop new proprietary products for the neutraceutical and medical industries, and potentially for the pharmaceutical industry, that involve the use of cannabinoids derived from both hemp and cannabis. The development efforts for these products may fail to result in any commercial products, or any proprietary or patentable technology. To date, in the U.S., the FDA has approved only one drug product containing cannabis-derived CBD (Epidiolex) and prohibits the sale and marketing of certain products containing hemp-derived CBD. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan, particularly as it relates to the U.S. FDA's capital-intensive drug approval and dietary supplement notification and compliant processes, which can take years to complete.

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The FFDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, civil penalties and criminal prosecution.

Further, the Company's success depends on our ability to obtain regulatory approvals described above, and the issuance of such regulatory approvals is uncertain and subject to a number of risks.  These risks include, but are not limited to, the U.S. FDA or comparable foreign regulatory authorities or Institutional Review Boards ("IRB") disagreeing with the design or implementation of our clinical trials; we may not be able to provide acceptable evidence of our product candidates' safety and efficacy; the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the U.S. FDA or other regulatory agencies for us to receive marketing approval for any of our product candidates; the dosing of our product candidates in a particular clinical trial may not be at an optimal level; patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our product candidates; the data collected from clinical trials may not be sufficient to support the submission of an New Drug Application ("NDA"), biologics license application ("BLA") or other submission or to obtain regulatory approval in the United States or elsewhere; the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval of our product candidates.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control.

Although the Company has based its products on existing clinical knowledge, there is no guarantee that any of these products will be effective and will reach the market. Planned clinical study results may show the product to be less effective than expected or may demonstrate harmful or problematic side effects to the user which would prohibit the Company from launching the product. Additionally, there are multiple opportunities for delays to occur during the process of undertaking clinical studies. These delays may be caused by slow enrollment in the clinical investigations, the length of time needed to achieve investigation endpoints, additional time requirements for data analysis, the need for additional pre-clinical or clinical data or unexpected safety or manufacturing issues, manufacturing costs, pricing or other factors that render the product not economical. Competing products and technologies may also prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale investigations will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals when taking drugs through regulatory pathways. The length of time necessary to complete clinical investigations and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next, and may be difficult to predict.  We are not permitted to market our product candidates as pharmaceutical products in the U.S. until we receive approval of a New Drug Application  ("NDA") from the FDA, or in any foreign countries until such products are approved by applicable regulatory authorities. The U.S. drug approval process is capital and time intensive, and generally requires approval of comprehensive quality controls and the completion of clinical trials for a specific product establish its safety and efficacy.  Only a small percentage of drugs in development result in drug approval by FDA. As of the date of this Offering Statement, we have not submitted an NDA to the FDA or comparable applications to other regulatory authorities for any of our product candidates.  As stated above, to date, in the U.S., the FDA has approved only one drug product containing cannabis-derived CBD (Epidiolex). There can be no assurance that any of our products will develop successfully, and the failure to develop our products will have a materially adverse effect on our business, financial condition and results of operations.

The biopharmaceutical industry is very competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations.

The biopharmaceutical industry is characterized by rapid technological developments and a high degree of competition. Access to patents and other protection for technology and products, the ability to commercialize technological developments, access to necessary capital, access to market channels and the ability to obtain necessary approvals for testing, manufacturing and commercialization will impact our potential success.

The Company will be competing with biopharmaceutical firms, medical and recreational cannabis firms and hemp-derived cannabinoid companies, as well as a growing number of pharmaceutical companies that may be applying novel biotechnology and technology to their products, including through the use of synthetically derived active ingredients with chemical structures similar to cannabinoids. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in research and development, product development, and market and brand development. Additionally, these companies all compete for highly qualified scientific personnel and consultants, and capital from investors.

Pharmaceutical product development in the U.S. typically involves pre-clinical laboratory and animal tests and the submission to the FDA of an Investigational New Drug ("IND"), which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. In certain cases, the FDA may determine that a drug is effective based on one clinical study plus confirmatory evidence. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Timing of the market introduction of some of our potential product candidates or of competitors' products may be an important competitive factor. In the U.S., the FDA has approved one drug product containing cannabis-derived CBD (Epidiolex) and three other medical products that use synthetic cannabinoids, and it is difficult to predict when other cannabis-derived drug products or synthetic medical cannabis products may be approved and how that could impact the Company's business plan. Accordingly, the relative speed with which we can develop our products, complete pre-clinical testing, clinical studies, and supply commercial quantities to the market are important competitive factors. We expect that product efficacy, safety, reliability, availability, price and patent protection will also be determining factors in our ability to compete successfully in the markets we enter.

We are dependent on the success of our product candidates, which are in preclinical development. Failures or delays in our planned clinical studies could result in increased costs to us and could delay, prevent or limit our ability to generate revenue and continue our business.

We currently have no products on the market, and our product candidates targeting the Dispensary market will not begin their clinical studies until Q3, 2020. Successful completion of preclinical and clinical studies is a prerequisite for the Company to launch these products into markets that permit the sale of medical cannabis products. Our business plan, in part, depends on the successful clinical development and commercialization of these candidates. Failure at the clinical study level of any one of these candidates will have a negative effect on our business, our financial condition and the ability for us to successfully execute our business plan.

Our drug products being developed may be subject to federal drug approval requirements and processes in the U.S. and other markets in the future.

At this time, the Company does not have immediate plans to seek United States, Canadian or E.U. market federal regulatory approval for the initial medical dispensary candidate products being developed, although we may do so in the future. The Company currently intends to develop and market products solely within jurisdictions with necessary federal, state, provincial or local laws and regulations permitting use of the products that we intend to sell. The Company's current planned activities in the U.S. involving medical cannabis products to be sold at state-licensed dispensaries are technically subject to FDA approval, as these products are unlawful drugs, however, the FDA has not enforced this law in state-legal cannabis markets. The Company's current planned activities in the U.S. involving hemp-derived CBD products to be sold in retail stores are subject to FDA oversight, as the FDA has authority over hemp-containing food, dietary supplements, cosmetics, and drug products.  If any of our products and development activities become subject to federal drug approval processes and the Company decides to seek federal approval, we may need to comply with the drug research, approval and registration processes and requirements of the DEA and/or FDA for drugs developed and marketed on a national scale in the United States, which are described in this section detailing Risk Factors. There is no guarantee that we would be successful in obtaining such approvals and registrations.

Additionally, if the Company elects to seek full regulatory approval for any of these indications (through the FDA or equivalent regulatory body), the products may require substantial clinical development and will require regulatory approval before we would be permitted to commence commercialization, which may never happen.  It can take several years to commence and complete necessary studies for these candidates. The clinical trials and manufacturing and marketing of any products will be subject to extensive and rigorous review and regulation by numerous government authorities in the United States, Canada, the European Union (EU), and other jurisdictions where we intend to test and, if approved, market our product candidates. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through preclinical testing and clinical trials that the product candidate is safe and effective for use in each target indication, and potentially in specific patient populations. This process can take many years and may include post-marketing studies and surveillance, which would require the expenditure of substantial resources beyond our existing funds. Of the large number of drugs in development for approval in the United States and the EU, only a small percentage successfully complete the FDA regulatory approval process or are granted a marketing authorization by the EMA or the other competent authorities in the EU Member States, as applicable, and are commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our research, development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

There is no guarantee we will be able to comply with all FDA requirements or obtain state approvals in connection with our hemp-derived products or operations in the U.S.

The production, labeling and distribution Company's hemp-derived products are regulated by various federal, state and local laws and agencies. These laws and regulations change frequently and may restrict the sale of the Company's products in certain states or entirely. In addition, governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of the Company's product claims or the Company's ability to sell its products in the future. The shifting compliance environment and the need to build and maintain robust systems to comply with different regulations in multiple jurisdictions increases the possibility that the Company may violate one or more of the requirements. If the Company's operations are found to be in violation of any such laws or any other governmental regulations, the Company may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, or the curtailment or restructuring of the Company's operations, any of which could adversely affect the Company's business and financial results.

The Company's U.S. operations that include CBD derived from hemp will be subject to FDA oversight and the oversight of applicable state and local regulatory authorities. The 2018 Farm Bill expressly preserves the FDA's authority to regulate certain products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act ("FFDCA"). Certain provisions of the FFDCA preclude a substance from being added to a food and prohibit a substance from being marketed as a dietary supplement or dietary ingredient if such substance has been approved by the FDA as a new drug, or if such substance has an authorized IND under which substantial clinical investigations have been instituted and the existence of such investigations has been made public. Because CBD is the subject of public drug trials and is in an FDA-approved drug, the FDA takes the position that it is unlawful under the FFDCA to introduce food containing added CBD into interstate commerce, or to market CBD as, or in, dietary supplements, regardless of whether the substances are hemp-derived (the "Drug Exclusion Rule). The Drug Exclusion Rule does not apply to cosmetic products, which may be lawfully sold where not adulterated and misbranded and otherwise in compliant with the FDCA. Additionally, the FDA requires any product (including hemp-derived products) intended for use as a drug, to be subject to certain safety standards and approved by the FDA for its intended use before it may be introduced into interstate commerce.

To date, the FDA has been clear in its position, and has consistently repeated its position, through public statements and enforcement. The FDA continues to enforce against violations of the FFDCA by issuing warning letters to companies marketing and selling certain hemp-derived CBD products. Notably, on November 25, 2019, the FDA issued warning letters to 15 companies marketing and selling unlawful and misbranded drugs where the companies were marketing CBD products as dietary supplements that included health and/or medical claims establishing the CBD products' intended use as drugs. State regulatory agencies have enforced similar policies through warning letters, seizures, and, in some cases, more serious legal action. Failure to comply with the FFDCA and applicable state law may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Further, the Company's advertising is subject to regulation by both the FTC under the Federal Trade Commission Act and the FDA under the FFDCA and its regulations, and the FTC has taken its own action against companies marketing CBD products with unsubstantiated claims.

At any point, enforcement strategies of a given agency can change and may result in increased enforcement efforts, which would materially impact the Company's business. Additionally, some states also permit advertising and labeling laws to be enforced by their attorney general, who may seek relief for consumers, class action certifications, class-wide damages and product recalls of products sold by the Company. Private lawsuits may also seek relief for individual (or a class of) consumers, including class-wide damages and product recalls of products sold by the Company. Any actions against the Company by governmental authorities or private litigants could have a material adverse effect on the Company's business, financial condition and operations.

The FDA also issued a consumer update on March 5, 2020 called "What You Need to Know (And What We're Working to Find Out) About Products Containing Cannabis or Cannabis-derived Compounds, Including CBD" that reaffirmed its position that CBD cannot lawfully be added to a food or marketed as a dietary supplement due to existing provisions of the FFDCA, and outlining the data and potential safety issues it is considering as part of its ongoing evaluation of potential regulatory frameworks for CBD. Notably, the FDA stated in the consumer report that it could not conclude based on available data that CBD is "generally recognized as safe" for use in human or animal food. While this is broad and may not be applicable in all instances, it nevertheless could materially and adversely impact the Company's business and financial condition. On March 5, 2020, the FDA issued the first report to Congress in connection with the FFDCA, "Report to the U.S. House Committee on Appropriations and the U.S. Senate Committee on Appropriations, Cannabidiol (CBD) Report in Response to Further Consolidated Appropriations Act, 2020" (2020)",  and published a statement to update the public on its work to date on CBD, "FDA Advances Work Related to Cannabidiol Products with Focus on Protecting Public Health, Providing Market Clarity." The update clarified the various factors the FDA is considering in its evaluation of potential regulatory requirements for hemp-derived CBD products  The update also confirmed that agency indefinitely re-opened a public docket on products containing cannabis-derived compounds in order to more efficiently collect safety data and other information related to hemp-derived CBD products. The FDA states in its report that it is currently evaluating a risk-based enforcement policy for CBD. The FDA confirmed in the update its intent to continue to enforce against unlawful CBD products that pose a risk of harm to the public, including but not limited to products marketed with claims of therapeutic benefits, products marketed with false statements (such as omitted ingredients and incorrect statements about CBD content), products with contaminants (such as heavy metals or high levels of THC), and products marketed to vulnerable populations (such as children and infants) or that otherwise put the public at risk. In its March 5, 2020 public update and report to Congress, the FDA recognized that some product developers may be marketing "full spectrum" or "broad spectrum" hemp extracts as foods or dietary supplements as opposed to CBD isolates. Though the FDA did not assert that such products that contain CBD as a natural constituent will conclusively be regulated the same way as products marketed as and containing CBD  isolate, the FDA did indicate that it is considering how such products compare to CBD isolates, which could impact its evaluation of the regulatory status and compliance of such products.

The FDA's current prohibition on certain hemp-derived products and the unknowns and associated risks of potential future regulations governing hemp-derived CBD products create risk for the Company's business.

The Company's hemp-related activities in the U.S. will be subject to evolving regulation by governmental authorities. Now that the USDA has promulgated rules governing the production of hemp in the U.S., many states are in the process of amending their laws to regulate hemp production and the sale of hemp-derived products within their borders. In addition, the FDA is expected to make determinations as to how certain CBD products will be regulated and is expected to, in the long term, consider modernization in its regulation of dietary supplements generally. Accordingly, there are significant changes in both federal and state law that may materially impact the Company's hemp-related operations. As applicable laws and regulations remain likely to change, there is a risk differing interpretations among federal, state and local regulatory agencies, law enforcement, legislators, academics and businesses regarding the treatment and legal status of certain hemp products and hemp derivatives and extracts. These uncertainties are unlikely to be resolved absent further federal legislation, regulation or a definitive judicial interpretation of existing legislation and rules.

Our medical products may be subject to controlled substance laws and regulations; failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations.

The Company may be required to obtain and maintain certain permits, licenses and approvals in the jurisdictions where our products are manufactured or sold. There can be no assurance that the Company will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay or inability to receive these items is likely to delay and inhibit the Company's ability to conduct its business, and would have an adverse effect on its business, financial condition and results of operations. Jurisdictions permitting medical or adult-use cannabis may change regulations to impose stricter requirements than previously existed. Such changes may require that existing businesses change their business models over a short period of time in order to operate in compliance with new or updated regulations, resulting in additional expenses or the need to close.  For example, the cost to perform pharmaceutical-grade testing on each batch of product, rather than random samples, may create costs that exceed what a business can financially sustain. Some jurisdictions require testing through licensed labs, while others do not.  In some U.S. states, labs are subject to strict oversight and standards, while others are not. The lack of oversight of testing labs has implications for consumer safety.  Should a jurisdiction impose different or stricter testing requirements, the operating expenses will be greater and there is no guarantee that the Company will be able to afford the added expenses.

If we are unable to protect our intellectual property rights and trade secrets, our competitive position could be harmed.

While we are developing intellectual property and possess trade secrets associated with our business, we have not yet filed for, nor produced IP related to our products in development. We may also acquire intellectual property in the future. There is no assurance that we will be able to protect such intellectual property from infringement or challenges by third parties. Additionally, the U.S. Patent and Trademark Office does not allow trademarks directly related to cannabis and cannabis products to be registered due to the illegal nature of the business and products under federal law. While patent protection for inventions related to cannabis and cannabis products is available, there are substantial difficulties faced in the patent process by cannabis-related businesses.  There can be no assurances that any proprietary business processes, patents, copyrights or trademarks that may be issued to a cannabis business will offer any degree of protection.

Our product candidates may be unable to achieve broad market acceptance and, consequently, limit our ability to generate revenue and profits from new products.

Even when product development is successful and regulatory approval has been obtained (if applicable), our ability to generate significant revenue and profits depends on the acceptance of our products by physicians, patients and customers. The market acceptance of any product depends on a number of factors, including but not limited to awareness of a product's availability and benefits, the indication statement and warnings approved by regulatory authorities in the product label, continued demonstration of efficacy and safety in commercial use, perceptions by members of the health care community, including physicians, about the safety and effectiveness of our products, physicians' willingness to prescribe the product, reimbursement from third-party payors such as government healthcare systems and insurance companies (if applicable), the price of the product, pharmacological benefit and cost-effectiveness of our products relative to competing products; the nature of any post-approval risk management plans mandated by regulatory authorities, competition, and the effectiveness of marketing and distribution efforts. Any factors preventing or limiting the market acceptance of our product candidates could have a material adverse effect on our business, results of operations and financial condition.

Customer complaints regarding our products and services could hurt our business.

From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

We may have difficulty obtaining adequate insurance coverage.

In the U.S., many cannabis-related companies are subject to a lack of adequate insurance coverage including, without limitation, general coverage for such activities as cultivating cannabis and traditional commercial insurance covering dispensary transit.  In addition, there is risk that an insurance company may deny a claim for a loss relating to cannabis for reasons such as it is illegal under U.S. federal law, a contract for an illegal item is unenforceable or there can be no insurable interest in an illegal item.

A number of insurance companies and brokers, but not all, have recently extended or indicated a willingness to extend coverage to businesses operating in the U.S. cannabis industry. However, because the Company operates in this industry, we may have a more difficult time than other non-cannabis-related businesses obtaining the insurance that we desire, which may expose the Company to additional risk and financial liabilities.  Liability claims may be expensive to defend and may result in large judgments against the Company. Any insurance the Company may obtain may not provide a reimbursement for certain claims or the coverage may not be sufficient to cover claims made against the Company. The Company cannot predict all of the possible harms, if any, that may result from existing or future products and, therefore, the amount of insurance coverage the Company may hold may not be adequate to cover all liabilities that the Company might incur. If the Company is sued for any injury allegedly caused by the products, the liability could exceed the Company's ability to pay the liability.  Whether or not the Company is ultimately successful in any adverse litigation, such litigation could consume substantial amounts of the Company's financial and managerial resources, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Insurance that is otherwise readily available to non-cannabis-related businesses, such as workers' compensation, general liability, and directors and/or directors and officers insurance, may be more difficult for the Company to find, and more expensive, because the Company is operating in the cannabis industry.  Even if the Company is able to obtain insurance, it may be at a cost that is higher than other businesses.  There are no guarantees that the Company will be able to find adequate insurance, or that the cost will be affordable.  The lack of adequate insurance or difficulty obtaining such insurance may prevent the Company from entering into certain business sectors, may inhibit growth, and may expose the Company to additional risk and financial liabilities.

Product liability lawsuits against us could cause us to incur substantial liabilities, and we may be subject to product recalls for product defects that are self-imposed or imposed by regulators.

Many cannabis-related companies are subject to strict product liability laws where a cannabis-related retailer who sells a defective product to a consumer is subject to liability for any harm that befalls that consumer due to the defect. For example, a retailer who sells cannabis-infused products could be held liable if that product was tainted in the manufacturing process or inadequately labeled and a consumer subsequently fell ill, even if the retailer had nothing to do with the manufacturing process. A product liability lawsuit could adversely affect the Company and cause substantial losses for the Company. This area of law is unsettled and there is very little statutory or case law regarding cannabis and products liability. Under certain circumstances, the Company, or distributors or retailers of our products, may be required to recall or withdraw the products. Even if a situation does not necessitate a recall or market withdrawal, product liability claims may be asserted against the Company. If the consumption of any of the products causes, or is alleged to have caused, a health-related illness, the Company may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that the products caused illness or physical harm could adversely affect the Company's reputation and brand equity.

The cannabis industry is speculative, evolving rapidly, and its legality is uncertain.

The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under U.S. federal law and in many state and local jurisdictions. While the Company believes that legalization trends are favorable and create a compelling business opportunity, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the Company. Our business plan is based on the premise that cannabis legalization will expand, that consumer demand for medical cannabis will continue to grow for the foreseeable future, and that consumer demand for cannabis for medical uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future. There is no assurance that our products will be of the quality and type that will be accepted by the public or that our products will be effective. Investors in this Company may lose their investment in it.

The cannabis industries in those U.S. states that have legalized such activity are not yet well-developed, and many aspects of these industries' development and evolution cannot be accurately predicted.  While the Company has attempted to identify many risks specific to the cannabis industries, prospective investors should carefully consider that there are probably other risks that we cannot foresee or have not mentioned in this document, which may cause prospective investors to lose some, or all, of such prospective investor's investment.  Given the cannabis industry's limited history, it is difficult to predict whether the cannabis market will continue to grow or whether the rate of growth can be maintained.  As a result of our limited history in a new industry, it is difficult to discern meaningful or established trends with respect to the potential purchase activity of our customers.

We expect that the cannabis market will continue to evolve in ways which may be difficult to predict.  For example, over time it could reach a point in markets where we have achieved a market penetration such that investments in new customer acquisition are less productive and the continued growth of our revenue will require more focus on increasing the rate at which our existing customers purchase our products.  In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics.  If we are unable to successfully adapt to changes in the markets in which we operate, our business, financial condition and results of operations could suffer a material adverse impact.

Additionally, the cannabis industry is undergoing rapid growth and substantial change, which has resulted in increasing consolidation and formation of strategic relationships. We expect this consolidation and strategic partnering to continue. Acquisitions or other consolidating transactions could potentially harm the Company in a number of ways, including: (i) the Company could lose strategic relationships if its partners are acquired by or enter into relationships with a competitor; (ii) the relationship between the Company and its partners may deteriorate and cause an adverse effect on the Company's business; and (iii) the Company's current competitors could become stronger, or new competitors could form, from consolidations.  Any of these events could put the Company at a competitive disadvantage, which could cause the Company to lose customers, revenue and market share. Consolidation could also force the Company to expend greater resources to meet new or additional competitive threats, which could also harm the Company's operating results.

If no additional states, U.S. territories or countries allow the legal use of cannabis, or if one or more jurisdictions which currently allow it were to reverse position, the Company may not be able to grow, or the market for the Company's products and services may decline.  There can be no assurance that the number of jurisdictions which allow the use of cannabis will grow, and if it does not, there can be no assurance that the existing jurisdictions will not reverse position and disallow such use.  If either of these events were to occur, not only would the growth of the Company's business be materially impacted in an adverse manner, but the Company may experience declining revenue as the market for the Company's products and services declines.

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The research and development of our new proposed products, including those, if any, resulting from the identification and extraction of cannabis compounds for sale for medicinal use, may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition or for other reasons. The demand for news and information regarding cannabis is unknown. The further legalization of cannabis in any state jurisdiction, or at the federal level, is not assured. The future demand for cannabis for medical use is unknown, even if favorable legislation progresses. The burden of government regulation and taxation on cannabis industry participants, including suppliers and consumers, is difficult to quantify. There is no assurance that we will earn revenue or a profit.

We may face tax issues specific to cannabis companies operating in the U.S.

The U.S. federal tax code, specifically 26 U.S. Code § 280E, bars companies engaged in the distribution of substances identified in the CSA from taking tax credits and standard deductions.  Therefore, in the U.S., state law-compliant cannabis operators that cultivate, manufacture, or distribute cannabis products are prohibited from deducting business-related expenses, including rent, health coverage, and labor costs in order to lower their federal tax liability.  While some have proceeded with classifying certain expenses as cost of goods sold ("COGS"), a specific categorization for qualifying costs, a recent Internal Revenue Service ("IRS") memo narrowed the definition of COGS.  High tax liability for state law-compliant cannabis operations may impair their ability to operate at a profit or continue operation at all.  Efforts to revise the tax code have not gained support throughout Congress.  In addition, states and localities may levy various taxes on cannabis operators. Tax rates specific to cannabis operators are likely to continue to change in the coming years, and these changes could have a negative impact on our ability to execute our business plan.

We are subject to the rules and regulations of the Securities and Exchange Commission ("Commission") and comparable state agencies.

As a company raising investment capital, we are subject to federal and state government securities regulation. Accordingly, there is a risk that we could be subject to adverse government orders if we violate those regulations, which could have a material adverse impact on our operating results, financial conditions and business performance. In particular, we will be subject to the reporting requirements of Regulation A+ (Tier 2) once the Commission qualifies our offering of common stock.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our business prospects and results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including weaker demand for our product candidates and impairment of our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business, and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

If we are unable to develop sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

We do not currently have any sales, marketing or distribution capabilities. For any products we intend to introduce into the market, we will need to develop sales, marketing and distribution capabilities to commercialize such products, which may be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and there can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any product. If we are not successful in commercializing any products in the future, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to the Offering

There is no minimum capitalization required in this offering.

We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors' subscription funds will be used by us as soon as they are released from escrow, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

Our principal shareholders own voting control of the Company.

Our current officers, directors, and principal shareholders currently represent beneficial ownership in a total of 30,131,821 shares of our common stock, or approximately 75.2% of the total issued and outstanding voting capital stock of the Company. Our principal shareholders will own approximately 59.8% of the outstanding voting capital stock assuming that 10,000,000 shares of common stock are issued by the Company pursuant to this Offering. These shareholders acquired their Common Shares for substantially less than the price of the Units being acquired in this Offering, and these shareholders may have interests, with respect to their Common Shares, that are different from those of investors in this Offering, and the concentration of voting power among one or more of these shareholders may have an adverse effect on the price of our Common Shares. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

Conflicts of Interest.

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. In addition, the Company's executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company's executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company's business and affairs and that could adversely affect the Company's operations. These business interests could require significant time and attention of the Company's executive officers and directors.

There is no existing market for our Common Shares, and we cannot assure that a public trading market for our common stock will ever be established.

At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop. Our common stock has no trading symbol. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The Offering price of the shares of common stock has been determined by management and certain advisors of the management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value, and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Shares may decline below the Offering price, and our stock price is likely to be volatile.

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of the Company.

We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. The issuance of additional shares of capital stock would dilute shareholders' ownership in us.

In the event we become a public reporting company in the future, we will incur increased costs as a result of operating as a public reporting company, and our management team will be required to devote substantial time to new compliance requirements.

If we elect to become a public reporting company in the future, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, many rules and regulations exist for companies listed on stock exchanges that impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel would need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

We cannot assure that we will pay dividends.

We do not currently produce meaningful revenue, and do not anticipate declaring and paying dividends to our shareholders in the near future. It is our intention to apply any net earnings, if achieved in the foreseeable future, to increasing our capital base and growing the business. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

We may terminate this Offering at any time during the Offering Period.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

CAPITALIZATION

As of December 31, 2019, the Company had 40,049,997 common shares outstanding. In February 2020, the Company commenced a non-brokered private placement of up to CAD $500,000 principal amount of convertible notes (the "Notes").  Simple interest will accrue on the principal amount of the Notes at 8% per annum.

The Notes, plus any accrued interest payable, shall automatically be converted into units ("Units") of the Company. Each Unit consists of one Common Share and one Warrant, exercisable into an additional Common Share of the Company. Conversion of the Units will occur at such time as the Company completes a subsequent equity offering involving an issuance of Common Shares ("Subsequent Financing"). This Offering would constitute a Subsequent Financing. The conversion price for the Common Share component of the Note will be at a 20% discount to the Subsequent Financing price, which under this Offering is USD $1.00, thereby resulting in a conversion price of $0.80 per Common Share. Each Warrant will entitle the holder to purchase an additional Common Share at a price that is at a 20% premium ("Warrant Exercise Price") to the Subsequent Financing price for a period of 24 months from the date of issuance of the Warrants, which shall be the closing date of the Subsequent Financing. Based on the terms of this Offering, the Warrants would be priced at USD $1.20 per Warrant. In the event the Company completes a going public transaction and the Common Shares trade at a 75% premium to the Warrant Exercise price (reflecting a share price of USD $2.10) for a period of 30 trading days, then the Warrants will automatically be exercised into Common Shares.

The Company has issued CAD $344,422 (~ USD $254,807) (1) of convertible notes as of the date of this filing. With a USD $0.80 conversion price, $254,807 (2) worth of Notes would represent 318,508 Units of the Company upon conversion at closing of this Offering. The Units would represent 318,508 Common Shares and 318,508 Warrants (3) of the Company. None of the Notes issued have been acquired by Dalmore or parties related to Dalmore.

Our capitalization as adjusted to reflect the sale by the Company of 10,000,000 shares of our Common Stock at a purchase price of $1.00 per share in this Offering, including the expected conversion of Units into Common Shares at the closing of this Offering, is summarized below. The application of the estimated net proceeds from this Offering is described under "USE OF PROCEEDS."

Common Shares outstanding as at March 31, 2020:	40,049,997
Common Shares upon conversion of Convertible Notes (see notes 2,3):	318,508
Maximum Number of Shares to be Issued under the Offering:	10,000,000
Pro Forma Shares Outstanding after giving effect to the Offering:	50,368,505

(1) Based on the current USD-CAN exchange rate at the date of filing, but subject to change at the time of conversion.

(2) This amount does not recognize the total amount of interest to be accrued on the Notes, which will be calculated at the time of conversion, and the total interest amount will be added to the total Note amount outstanding, which will be converted into Units.

(3) The total number of Warrants to be issued in conjunction with the Units does not include additional Warrants that may be issued as finder fees in connection with the placement of the Notes. The Company may issue up to 7% of the total amount raised under the placement in the form of Warrants to finders. Assuming 318,508 Units are converted, the Company may issue up to 22,295 additional Warrants (7% of 318,508).

DILUTION

As of the date of this Offering Circular, an aggregate of 40,049,997 Common Shares are issued and outstanding.

If you purchase Common Stock in this Offering, your ownership interest in our Common Shares will be diluted immediately, to the extent of the difference between the price to the public charged for each Common Share in this Offering and the net tangible book value per share of our Common Shares after this Offering.

Our net tangible book value as of March 31, 2020 was CAN ($341,834), or ($0.0085) per share, based on 40,049,997 outstanding Common Shares. Converted into USD (using the current exchange rate as of the date of this filing), the net tangible book value would be ($252,891), or ($0.0063) per share. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of Common Shares outstanding, all as of the date specified.

If the Maximum Offering, at an offering price of USD $1.00 per Common Share is sold in this Offering, after deducting approximately $300,000 in offering expenses (which would include items such as legal and accounting fees and commissions) payable by us, our pro forma as adjusted net tangible book value at the closing date would be approximately USD $9,447,108, or $0.1876 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.1812 per share to our existing shareholders as of the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $0.812 per share to new investors purchasing Common Shares in this Offering at a price of $1.00 per Common Share.

The following table illustrates the approximate per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Shares offered for sale in this Offering (after deducting our estimated offering expenses of up to $300,000):

Funding Level	100% of Raise	75% of Raise	50% of Raise	25% of Raise
	$9,700,000	$7,250,000	$4,750,000	$2,250,000
Offering Price Per Unit	$1.00	$1.00	$1.00	$1.00
Proforma Net Tangible Book Value per Common Share before Offering	-$0.0063	-$0.0063	-$0.0063	-$0.0063
Increase per Common Share attributable to investors in this Offering	$0.1812	$0.1399	$0.0928	$0.0403
Pro forma net tangible book value per Common Share after the Offering	$0.1876	$0.1462	$0.0991	$0.0466
Dilution to investors after the Offering	$0.812	$0.854	$0.901	$0.953

PLAN OF DISTRIBUTION & SELLING SECURITYHOLDERS

The Securities are being offered by us on a "best-efforts" basis. There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a "rolling basis." This means we will be entitled to begin applying "dollar one" of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, clinical study expenses, offering expenses, working capital and general corporate purposes, and other uses, as more specifically set forth in the "Use of Proceeds" section of this Offering Circular. There is no arrangement for the return of funds to investors if all of the Common Shares offered are not sold in the Offering.

On May 27, 2020, the Company engaged Dalmore Group LLC ("Dalmore"), a New York limited liability company and broker-dealer registered with the SEC and a member of FINRA/SIPC, to provide broker-dealer services in connection with this Offering ("Broker-Dealer Agreement"). Dalmore's services include the review of investor information, including Know Your Customer data, Anti-Money Laundering and other compliance checks, and the review of subscription agreements and investor information.  As compensation for these services Dalmore will receive a $5,000 advance fee for accountable expenses and a $20,000 consulting fee. In addition, Dalmore will receive a fee of 1% on the aggregate amount of capital raised under this Offering. Dalmore is not purchasing any of the shares of Common Stock being offered by the Company in this Offering, and is not required to sell any specific number or dollar amount of such Shares in the Offering.

This summary of the material provisions of the Broker-Dealer Agreement do not purport to be a complete statement of their terms and conditions. A copy of the Broker-Dealer Agreement has been filed as Exhibit 6.5 herewith.

The proceeds of this Offering may be deposited directly into the Company's operating account for immediate use by it, with no obligation to refund subscriptions. There is no escrow established for this Offering.

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our officers or directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers or directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Selling Security Holders

No Securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

USE OF PROCEEDS

If the Maximum Offering is sold, the maximum gross proceeds from the sale of our Shares will be $10,000,000. As of the date of this Offering Circular, $0.00 has been raised under this Offering. The net proceeds from the total Maximum Offering is expected to be approximately $9,700,000 after expenses related to the Offering, including legal and accounting costs, filing fees, marketing and selling expenses and potential selling commissions. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. We expect from time to time to evaluate the acquisition of businesses, intellectual property, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. The following table represents management's best estimate of the uses of the net proceeds received from the sale of the Shares assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares offered for sale in this Offering.

Percentage of Offering Sold

	100% of Raise	75% of Raise	50% of Raise	25% of Raise
Clinical Studies	$5,000,000	$3,000,000	$3,000,000	$1,000,000
Research & Development - Retail	$500,000	$300,000	$300,000	$100,000
Research & Development - Medical	$4,500,000	$2,700,000	$2,700,000	$900,000
Sales and Marketing, Branding	$1,800,000	$1,800,000	$700,000	$350,000
General & Administrative Costs	$2,900,000	$2,450,000	$1,050,000	$900,000
Legal and Compliance	$300,000	$200,000	$150,000	$150,000
Administrative	$1,600,000	$1,250,000	$800,000	$575,000
General Working Capital	$1,000,000	$1,000,000	$100,000	$175,000
Total	$9,700,000	$7,250,000	$4,750,000	$2,250,000

We are a pre-revenue biopharmaceutical company that began operations in June 2018. Our plan of operations for the next few years includes, as regulations permit, the development and sale of retail products containing CBD, and the development of up to six initial medical therapeutic indications containing THC for the medical/dispensary market. The Company aspires to undertake the development of pharmaceutical products containing THC and other cannabinoids should our medical product indications demonstrate efficacy in our clinical studies. The Company could only pursue the development of pharmaceutical indications in jurisdictions that have the necessary regulations in place allowing for the study and development of cannabinoid medicines.

For our hemp derived CBD products and our cannabis products we are in the formulation and development stage and, if successfully completed, we expect to launch these products into the retail (for hemp-derived CBD products) and dispensary (for cannabis products) marketplaces in 2020. For the six medical indications, we expect to begin clinical studies for neurocognitive disorders, cephalgia, insomnia, anxiety, epileptic syndromes and pain management in Q3 of 2020. The amounts set forth above are our current estimates for such development, and we cannot be certain that actual costs will not vary from these estimates. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. We cannot assure you that our assumptions, expected costs and expenses and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See "Risk Factors" starting on page 13.

The Company intends to use a portion of the proceeds raised in this Offering to fund the compensation payable to its executive officers as described under "Compensation of Executive Officers".

On January 17, 2020, the Company entered into 15 Share Repurchase Agreements ("SRA's") with existing shareholders of the Company. The SRA's provide the Company the option to repurchase up to a total of 3,920,000 Common Shares, at CDN $0.10 per Common Share, with the intention of cancelling the stock once reacquired. A portion of the proceeds raised under this Offering is expected to be used to reacquire and cancel 3,920,000 Common Shares of the Company, thereby decreasing the total amount of Common Shares outstanding by 3,920,000. Should the Company cancel these Common Shares prior to the Offering, it would then have 36,129,997 Common Shares outstanding. If the maximum amount is raised under this Offering, and the Company reacquires all of the Common Shares contemplated under the SRA's, the total number of Common Shares outstanding will be 46,448,505 following the Offering.

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

Although our business does not presently generate any cash, we believe that if we raise the Maximum Amount in this Offering, that we will have sufficient capital to finance our operations for at least the next 18 months. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during or after such 18 month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

We intend to invest the net proceeds from this Offering in a variety of capital preservation investments, including without limitation, short-term, investment grade, interest bearing instruments and government securities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview

The Company is an early stage biopharmaceutical company dedicated to the commercial translation of the clinical knowledge and insights of Dr. Alan Shackelford, gained through his treatment of more than 25,000 patients using medical cannabis. Based on Dr. Shackelford's successful clinical experience over the last decade, the Company is developing, with the intention of commercializing, unique cannabis and hemp-derived CBD based products that demonstrate effectiveness in addressing specific medical ailments or in providing wellness solutions.

The Company is focused on bringing products to the market that have proven efficacy, supported by clinical research. Each of the medical products being developed will be subject to clinical studies which involve known and trusted patient testing protocols, and which will be conducted in jurisdictions permitting such clinical studies. These studies will assess both the safety and effectiveness of the specific treatment intervention being provided to the patient. The clinical studies will be undertaken in conjunction with leading doctors, medical researchers and research institutions specializing in each specific medical condition. The Company intends only to introduce medical products that demonstrate efficacy in treating the targeted medical ailments being studied.

Dr. Shackelford is supported by an expert medical and pharmaceutical team with a wealth of experience in clinical research and development, drug development, commercial operations, and marketing, to manage the development and commercialization of pharmaceutical products. It is the intention of the Company to be a trusted medical solution provider for traditional physicians who, depending on the laws of the jurisdiction, wish to prescribe cannabis and CBD-based therapies, but lack confidence with recreational-style products, due to a lack of scientific rigor, quality, consistency and clinical data. Additionally, the Company intends to establish itself as a trusted name with patients and consumers who demand certainty that medical and retail products are safe, reliable, and most importantly, effective.

Specifically, SPI is focused on the development and commercialization of cannabis and CBD-based medical and retail  products that:

  address unmet medical and consumer needs;
  meet the quality standards of the medical and pharmaceutical industry;
  comply with the legal and regulatory environments in major markets;
  provide clinicians with the confidence to use them to treat their patients; and
  offer patients and consumers assurance of quality and consistency beyond what is currently provided by products available in the recreational cannabis market.

Our Products and Services

The Company is developing CBD and cannabis medical and retail products that will fit into three distinct market channels:

1. General Retail - Retail products containing hemp-derived cannabinoids sold in retail pharmacies, supermarkets, and health stores. Products sold into this channel will be primarily hemp-derived CBD products.

2. Dispensary - These products are intended for medical cannabis dispensaries and will be formulated using cannabis-derived THC and CBD, and may contain lower order cannabinoids, terpenes and other plant-derived molecules.

3. Pharmacy - Products intended for this channel will need to be approved by regulators and will therefore be supported by evidence generated through clinical trials.

CBD Products

The Company has identified multiple product candidates that address large General Retail market segments. Based on the learnings and clinical experiences of Dr. Shackelford, these products are intended to promote general wellness. These products will include, as regulations permit, topical (creams, balms, patches) and oral applications leveraging existing delivery mechanisms that are known and trusted by consumers, patients, and medical practitioners alike. The Company does not claim any of its CBD retail product candidates identified for the General Retail market will be effective in the prevention, diagnosis, treatment, mitigation, or cure of any serious disease.

The Company is currently in the implementation phase of our development program for hemp-based CBD retail products into the General Retail channel. To date the Company has identified initial products planned for formulation, it has developed branding and packaging design, and has identified a manufacturing partner in the state of Colorado. Once launched, the Company will be targeting retail channels, primarily through distributors and wholesalers. A direct to consumer platform may also be considered. With an anticipated launch in Q4-2020, the Company is working towards finalizing its manufacturing and product supply relationships, completing marketing materials for the products, completing necessary registrations for the products and onboarding a lead sales representative for this segment.

Proprietary Cannabis-based Formulations

Management is concurrently working towards creating products based upon proprietary clinical development plans focused on addressing significant medical challenges. The Company believes this will enable the creation of proprietary intellectual property, and the development of medical claims based on clinical evidence, and potentially allow for the opportunity to apply for regulatory approval in markets of interest. Initially, these products will target the Dispensary channel. To date, the FDA has not approved a marketing application for cannabis for the treatment of any disease or condition and thus has not determined that cannabis is safe and effective for any particular disease or condition. The agency has, however, approved one cannabis-derived and three cannabis-related drug products.

For indications that show the greatest level of efficacy following initial clinical study work, which will be carried out in compliance with all applicable laws and regulations of the jurisdiction, the Company may choose to pursue pharmaceutical designations. In such circumstances, the Company may need to comply with the drug research, approval and registration processes and requirements of the designated authorities for drugs developed and marketed on a national scale, such as the FDA and DEA in the United States, the EMA (European Medicines Agency) in Europe, or Health Canada within Canada. If the Company decides to seek approval or registration for any of its future cannabis-based products, there is no guarantee that the Company would be successful in obtaining such approvals or registrations.

The products that the Company is developing are focused on the Neurologic/Central Nervous System (CNS) in the following conditions: neurocognitive disorders, cephalgia, insomnia, anxiety, epileptic syndromes and pain management.

Neurocognitive Disorders: these disorders encompass decreased mental functions due to medical disease, and primarily affect older adults. Common symptoms include memory problems and behavior changes which are caused by disease which cause the brain and nerves to deteriorate over time, ultimately resulting in a loss of neurological function. The Company is negotiating a potential licensing agreement for IP centered around cognition. The IP will form a potential platform for multiple indications spanning cognitive decline.

Cephalgia: this refers to a distinctive syndrome of headaches, causing cluster headaches or recurring migraines. Shackelford is approaching this indication as a potential platform that spans different types of headaches and migraines.

Insomnia: this refers to sleep disorders that either make it difficult to fall asleep, difficult to stay asleep or cause an individual to wake up prematurely, without the ability to fall asleep afterwards. Dr. Shackelford has created and used proprietary formulations for the treatment of certain insomnia symptoms. Shackelford Pharma believes that follow-up clinical studies could also be expanded into the area of Post Traumatic Stress Disorder.

Anxiety: in a medical context, anxiety can present as panic disorders that involve repeated episodes of sudden feelings of intense anxiety and fear or terror that reach a peak within a few minutes. These episodes are frequent, intense and excessive. Dr. Shackelford has administered formulations to address anxiety in patients which is the basis for the medical product under development. The Company has entered into an MOU with a company for a delivery system that is unique and rapid acting, which is being assessed as a potential complimentary improvement for Dr. Shackelford's formulation.

Epileptic Syndromes: there are many types of epileptic syndromes. A syndrome refers to a specific seizure disorder which presents a common set of features occurring together in a patient. Dr. Shackelford is recognized by his early work treating a young patient that suffered from one type of epileptic syndrome known as Dravet Syndrome. He has treated other epileptic conditions with his formulations, which the Company is translating into products for medical treatment.

Pain Management: this space encompasses both chronic pain (pain that lasts for three months or longer) and acute pain (pain that presents from time to time but is not consistent over longer periods of time). Dr. Shackelford has treated patients on both ends of this spectrum with his formulations, which are the basis for the treatments currently under development. The Company is also considering patent pending IP delivery technology that would allow for rapid pain relief in patients with both acute and chronic pain conditions.

With respect to the Dispensary segment, the Company anticipates launching consumer products between Q2 and Q3 of 2021. In keeping with the Company's desire to only introduce products into the market that have demonstrated efficacy, the launch of these products will be dependent upon positive initial results from clinical studies being undertaken by the Company on the products throughout the remainder of 2020 and into 2021. These consumer products are not expected to have received regulatory approval at that point of development, and thus will not be targeting the pharmaceutical market which requires FDA approval (or that of similar agencies in other countries). In addition, the Company does not and will not make any health or medical claims regarding the products in its Dispensary segment in violation of the FFDCA. To date, the Company has identified the product offerings, the product formulations, and the branding and packaging for this product line. These products are expected to sell through licensed cannabis dispensary retailers, initially in the states of Colorado and California, where regulations permit the retail sale of products containing THC and CBD. It is expected that the Company will use distributors and product wholesalers in addition to having sales representatives employed by the Company. The Company is currently in discussions with potential production partners in each state, that can meet the specific manufacturing requirements we have established. In order to launch these products in the timeframe anticipated, the Company will need to formally engage manufacturers in both states, engage distributors or wholesalers, complete marketing materials, and ensure all necessary licenses and arrangements are in place to legally sell the products into the market.

Within the Pharmaceutical Channel, the Company has identified six indications for which it endeavours to develop potential drug candidates and within these six target areas, the Company has identified four potential orphan drug indications in the development portfolio. To pursue such a designation would require U.S. Food and Drug Administration approval. As defined by the FDA, an Orphan Drug Designation provides orphan status to drugs and biologics which are defined as those intended for the treatment, prevention or diagnosis of a rare disease or condition, which is one that affects less than 200,000 persons in the USA. The first CBD-based drug approved by the FDA, called Epidiolex, which treats Dravet Syndrome, is classified as an orphan drug. A successful orphan drug indication qualifies for a seven-year FDA administered market exclusivity, tax-credits of up to 50% of R&D costs (if applicable), R&D grants, waived FDA fees and protocol development assistance. Should the Company be able to demonstrate efficacy in their initial clinical studies with any of these target indications, the Company may endeavor to pursue the necessary approvals of the relevant agencies governing the certification of pharmaceuticals within their jurisdictions, provided the necessary regulations allow for the development of drugs containing THC, CBD, or other cannabinoids.

Given the Company's products may involve the development of cannabis-based treatments targeted to the pharmaceutical marketplace, viable products will require FDA and/or DEA approval and/or registration (or equivalent in other countries). If the FDA determines that a new drug approval is needed for any of the Company's products, the Company would need to proceed through the new drug application ("NDA") process or modify its activities to comply with FDA requirements. Even if the Company were to submit an investigational new drug application ("IND") and NDA for FDA approval, there is no guarantee that the FDA would grant approval for any of the cited indications.

To date, the Company has completed initial formulations for pre-clinical testing. The Company has also identified the preferred drug delivery device/method for each of the indications. Pre-clinical partner sites for three initial indications have been identified and contract negotiations are in process. As these products are intended for regulated markets, where Drug Identification Numbers would be assigned, the Company would be targeting medical patients as users of these products, which would be distributed through pharmacies, pharmacy benefit managers, doctors and similar regulated channels. It is expected that the Company would seek to submit NDAs for marketing authorization in the United States, as well as in Europe and in Canada should the Company be successful in taking any of the indications through positive clinical trial outcomes. At the time of this filing, pre-clinical work on these products is scheduled to begin in early Q3-2020. The pre-clinical work is expected to take up to six months to complete, with stability testing to continue beyond that period. Following pre-clinical work, Phase 1 of human studies will begin. Based on the outcomes of the pre-clinical work, it will then be determined which indications will move from pre-clinical to Phase 1. The pre-clinical and human studies for the intended indications will be conducted in compliance with all applicable laws and regulations, primarily in Israel, with the possibility of adding additional sites in Canada where regulatory policy is in place to undertake such work. The aim of these studies is to establish the safety of our compounds in advance of human trials.

The Company requires the following pre-clinical data to be collected:

1. Ex-vivo studies: permeability rate, saturation and washout studies.

2. In-vivo studies: biocompatibility, pharmacokinetic, single dose maximum tolerated dose trial, and toxicology (15-60 days depending upon human study) studies.

Pre-Clinical Timelines

1. Development of the bio-analytical methods: 3-4 weeks.

2. Proceed to the ex-vivo studies: 2-3 weeks.

3. At week 1 of the analytic methods development period submit the protocols to the Animal Ethics Committee (from submission to approval is approximately 3months).

4. Based on the results of the ex-vivo studies finalize the design of the pharmacokinetic and toxicology studies.

5. Pharmacokinetic and 14-day toxicology studies: 3-4 weeks for the studies followed by an additional 3-4 weeks for the sample analysis, histopathology and studies reports.  Add 6 to 7 weeks for a 60 days toxicology study.

At the conclusion of the pre-clinical trials, Shackelford Pharma Inc. will begin human trials in a minimum of 3 to a maximum of 6 indications.

Human Trials

The Company aims to commence its initial human clinical studies in Q1, 2021. Management may expand to 6 human studies depending upon available capital resources and preclinical data outcomes. Three principle investigators ("PI's") have signed letters of intent with the Company to lead these studies. A PI is the physician who leads the conduct of a clinical trial/study at a study site. The PI's are internationally recognized leaders in their fields with extensive clinical trial experience. The Company anticipates that these initial studies will be completed over a period of 4 to 8 weeks with results being available for publication 2-3 months after each trial closes.

Ramot Option Agreement

On January 21, 2020, the Company entered into an exclusive option agreement ("Option Agreement") with Ramot at Tel Aviv University in Israel. The Company was required to pay $15,000 over a period of three months for the exclusive right to evaluate technologies related to the prevention and reversal of age-related cognitive decline using ultra-low doses of tetrahydrocannabinol. Under the Option Agreement, Ramot also granted the Company the exclusive option to negotiate a commercial license of the technology. On May 29, 2020 the Company informed Ramot that it had concluded its due diligence and about its intent to proceed towards negotiating a license agreement for the technology. The Company has engaged in negotiations with Ramot and anticipates it will finalize a licensing agreement in Q3, 2020.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological and regulatory change. Additionally, there is and will continue to be competition from other companies in the medical and recreational cannabis industry, some of which intend to develop products that may be considered similar to our retail products, or medical products containing similar active ingredients to ours. Some of these companies may have longer operating histories, more financial resources and more experience than the Company. Increased competition by larger and well-financed competitors, and/or competitors that have longer operating histories and more manufacturing and marketing experience than the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. We face, and will continue to face, competition in the development and marketing of our product candidates from other biotechnology, pharmaceutical companies, medical cannabis companies, research institutions, government agencies and academic institutions. Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis, which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

In addition, if the number of users of hemp and cannabis increases, the demand for products will increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in research and development, branding, products and technologies, distribution, marketing, sales and client support. The Company may not have sufficient resources to carry out its business plan, and develop a marketing, sales and client support program on a competitive basis, which could materially and adversely affect the business, financial condition, and results of operations of the Company.

The Company's ability to become and remain competitive in the market will depend upon, among other things:

  The level of competition in the medical cannabis industry;
  The level of competition in the traditional pharmaceutical industry;
  The level of competition in the CBD industry;
  Our ability to design and develop products that resonate with the marketplace in which we intend to compete;
  Our ability to establish and grow brand loyalty;
  Our ability to offer new product lines and extend existing product lines;
  Our ability to profitably compete with products that may be similar to ours;
  Our ability to scale both with retail channels and within pharma channels.

Property

The Company does not currently own, rent or lease any property. The Company may enter into a lease agreement for office space in the future; however, no assurance can be provided that this will occur. The Company currently has no plans to acquire any real property.

Government Regulation

U.S. Federal Regulatory Overview: Cannabis

In the U.S., thirty-three (33) states and Washington D.C. have legalized medical cannabis, and eleven (11) states, in addition to Washington D.C., have legalized cannabis for recreational purposes or "adult-use." At the federal level, however, cannabis currently remains a Schedule I drug under the CSA. Thus, cannabis-related practices or activities, including without limitation, the importation, possession, use, cultivation, manufacture, sale, or distribution of cannabis, remain illegal under U.S. federal law.

The federal prohibitions against engaging in cannabis-related activities (including aiding, abetting, conspiracy, and conspiracy to aid and abet those who do) have created a conflict with the laws of states that have ratified legal cannabis regulatory programs. However, the U.S. Supreme Court has ruled pursuant to the "anti-commandeering doctrine," that the federal government is generally prohibited from ordering state officials (law enforcement officers and administrative governing bodies) to enforce federal law via legislative or executive mandates. Put simply, the federal government cannot require state legislators to pass laws making cannabis illegal and cannot require state and local law enforcement to enforce federal laws. As a result, the ability of the federal government to enforce its laws concerning cannabis is limited by the financial resources allocated to enforcement, which creates budgetary issues for the DOJ in enforcing federal law without the cooperation of state authorities. Despite the legal, regulatory, and political obstacles the cannabis industry currently faces, the market continues to expand.

Additionally, as discussed above in "Risk Factors" on August 29, 2013, the DOJ issued a memorandum known as the "Cole Memorandum" to all U.S. Attorneys' offices which generally directed U.S. Attorneys not to prioritize the enforcement of federal cannabis laws against individuals and businesses that rigorously comply with the regulatory provisions of state-legal and strictly-regulated medical or adult-use cannabis programs. While not legally binding, and merely prosecutorial guidance, the Cole Memorandum laid a framework for managing the tension between state and federal laws concerning state-regulated cannabis businesses. On January 4, 2018, the Cole Memorandum was rescinded by then-Attorney General Jeff Sessions. This does not, however, indicate that cannabis industry prosecutions are now affirmatively a priority for the DOJ. Sessions issued a memorandum which describes itself as a guide to prosecutorial discretion, and nothing more. Such discretion is firmly in the hands of U.S. Attorneys in deciding whether to prosecute cannabis-related offenses. U.S. Attorneys could individually continue to exercise their discretion in a manner like that displayed under the Cole Memorandum's guidance. Dozens of U.S. Attorneys across the country have affirmed their commitment to doing so; however, a few have displayed greater ambivalence.

Although the Cole Memorandum has been rescinded, one legislative safeguard for the medical cannabis industry remains in place. Since 2015, Congress has used a rider (the "Appropriations Rider") provision in the FY 2015-2019 Consolidated Appropriations Acts (currently the Joyce Amendment, but previously called the Rohrabacher-Blumenauer Amendment, and before that the Rohrabacher-Farr Amendment) to prevent the federal government from using congressionally-appropriated funds to enforce federal cannabis laws against state law-compliant actors in jurisdictions that have legalized medical cannabis and cannabis-related activities. On December 20, 2019, the Appropriations Rider was renewed in the 2020 Further Consolidated Appropriations Act which will remain in effect until September 30, 2020.

Over the course of 2018 and 2019, and continuing into 2020, several pieces of cannabis-related legislation have been introduced and, to varying degrees, progressed through the two chambers of the U.S. Congress. The Strengthening the Tenth Amendment Through Entrusting States Act ("STATES Act") would resolve the tension between federal and state cannabis laws by deferring to state cannabis decisions. This would be accomplished by making the CSA, as it relates to cannabis, inapplicable to operators who are in compliance with state cannabis laws. H.R. 1595, the Secure and Fair Enforcement Banking Act of 2019 or the SAFE Banking Act of 2019 would expand financial services in the U.S. to cannabis-related legitimate businesses and service providers. The Marijuana Opportunity and Reinvestment and Expungement Act (the "MORE Act") has a strong social justice component, would remove marijuana from the schedule of controlled substances under the CSA, which would resolve a large measure of the U.S. cannabis industry's current issues related to tax and banking.

The sheer size of the cannabis industry, in addition to participation by state and local governments and investors, suggests a nationwide "crackdown" is unlikely. There is also the possibility that the rescission of the Cole Memorandum could motivate Congress to finally reconcile federal and state laws. Many commentators speculate the federal government will eventually repeal the federal prohibition on cannabis and thereby leave the states to decide for themselves whether to permit regulated cannabis-related activities, just as states are free today to decide policies governing the distribution of alcohol or tobacco. However, given current political trends, these expected developments are unlikely in the near-term future.

U.S. Federal Regulatory Overview: Hemp

Hemp is an agricultural commodity cultivated for use in the production of a wide range of products globally. Among others, hemp is used in the agriculture, textile, recycling, automotive, furniture, food and beverage, paper, construction materials, and personal care industries.  As described above, hemp, like cannabis, is a varietal of the plant Cannabis sativa L., however, it contains only trace amounts of tetrahydrocannabinol ("THC"), the cannabinoid responsible for the cannabis plant's intoxicating effects, and does not share the same federally illegal status in the U.S. as cannabis. Notably, cannabidiol ("CBD") can be extracted and isolated from both hemp plants and cannabis plants. In addition to CBD, there are more than one hundred (100) known phytocannabinoids and other compounds (e.g., terpenes and flavonoids) present in a hemp plant.

The 2014 Farm Bill and the 2018 Farm Bill

In the U.S., with the passage of the 2014 Farm Bill and subsequently, the 2018 Farm Bill, most U.S. states have now either developed or are in the process of developing regulated hemp programs governing hemp-related activities in their state. The 2014 Farm Bill was limited in scope, as the state programs adopted pursuant to it were "agricultural pilot programs" and were required to have a research purpose. With the passage of the 2018 Farm Bill, however, the legal landscape governing hemp in the U.S. changed significantly, as it established a federal regulatory framework for hemp production.

Under the 2018 Farm Bill, "hemp" is defined as "the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis."  The 2018 Farm Bill amended the CSA to exclude hemp - inclusive of all derivatives, extracts, and cannabinoids containing not more than 0.3% THC - from the federal definition of "marihuana," and also explicitly created an exemption from the CSA for THC found in hemp.

In addition, the 2018 Farm Bill amended the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the USDA in coordination with state departments of agriculture or tribal governments that elect to have primary regulatory authority over the production of hemp in their borders. The 2018 Farm Bill permits U.S. states and Indian Tribes to adopt their own regulatory plans governing hemp production, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA.

In August 2019, the DEA acknowledged that hemp is no longer a controlled substance under the CSA and that a DEA registration is no longer required to grow hemp.  On October 31, 2019, the USDA issued an interim final rule ("IFR") to implement the 2018 Farm Bill. The IFR sets forth the rules and regulations governing all aspects of hemp production pursuant to the 2018 Farm Bill and provides the framework for U.S. states and Indian Tribes to begin implementation of commercial hemp production programs.

Any state hemp production plan must comply with certain minimum standards established by the USDA which must be submitted through the state's department of agriculture in consultation with the Governor and chief law enforcement officer of the state (or the tribal government, as applicable). States or tribal authorities that choose to submit and subsequently receive USDA approval for their own plans will be responsible for issuing licenses through their respective departments of agriculture. Hemp production in jurisdictions that do not submit their own plans (and that do not otherwise prohibit hemp production) must obtain licenses from the USDA. The USDA's Office of General Counsel issued a legal opinion on May 28, 2019, "Legal Opinion on Certain Provisions of the Agriculture Improvement Act of 2018 Relating to Hemp," concluding that states may not prohibit the interstate transportation or shipment of hemp lawfully produced under either the 2014 Farm Bill or the 2018 Farm Bill.

As of April 16, 2020, the USDA had approved sixteen (16) State and twenty (20) Tribal hemp production plans, with several others currently under review. Additionally, a number of states have indicated that they will continue to operate under their 2014 Farm Bill programs through the 2020 growing season.

The 2018 Farm Bill contains two notable limitations: first, states and Indian tribes are not required to authorize the production or sale of hemp or hemp products, and states are afforded the express authority to adopt hemp regulations that are more stringent than federal regulations. As a result, certain states may continue to prohibit or limit certain hemp-related activities. Second, the 2018 Farm Bill expressly does not affect or modify the Federal Food, Drug, and Cosmetic Act ("FFDCA") or Section 351 of the Public Health Service Act. Any food, drug, device, or cosmetic marketed or sold in interstate commerce is subject to the FFDCA and applicable state laws.

Regulatory Processes for Drug Development

The development of a drug candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe, the Health Products and Food Branch (HPFB) of Health Canada within Canada, and other regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market drug candidates in the United States, Europe or Canada until we receive approval of a New Drug Application (NDA) from the FDA in the United States, a Marketing Authorization Application (MAA) from the EMA in Europe, or a Notice of Compliance (NOC) in Canada. We have not submitted any marketing applications for any drug candidates as of the date of filing this Offering.

The process required by the FDA before a drug product may be marketed in the United States involves several steps which can take years to complete. As such it is both an expensive and uncertain process and we cannot be certain that any products we submit will ultimately be successful in obtaining approval. The FDA process initially involves preclinical work and the completion of preclinical laboratory tests, which generally includes drug formulation studies and animal testing. If the initial work merits continued study, then the company developing the drug candidate would submit an Investigational New Drug Application (an "IND") to the FDA, which must first become effective before human clinical trials could begin. Should an IND be issued, there is a requirement to establish and undertake well-controlled, often extensive human clinical trials which must follow the FDA's good clinical practices (GCPs) to establish the safety and efficacy of the proposed drug for its intended use. Clinical trials occur in three phases and involve human patients. Phase 1 emphasizes safety of the drug, and studies its side effects, how the drug is metabolized and how it is excreted. Phase 2 emphasizes the drug's effectiveness. The goal is to obtain preliminary data on whether the drug works in people with a certain disease or condition. In this phase, they compare the efficacy of the candidate drug against either a placebo or a different drug. Phase 3 is a largescale study which often can involve more than 1,000 patients, and it gathers data about safety, efficacy, differences between populations, different dosages, and how the drug works in combinations with other drugs. If the drug candidate produces positive results in its clinical trials, the company could then make a submission to the FDA for a New Drug Application (an "NDA"). During this process, the FDA could also conduct inspections of any manufacturing facility where the drug was to be manufactured, including the testing of the product and processes used to ensure the drug contains the proper purity, quality and dosage strength. Additionally, the FDA may choose to audit the nonclinical and clinical investigation sites that were involved in generating the data on which the NDA was based. The FDA has final review and approval authority over the drug candidate. Delays in approvals or rejections of marketing applications in the United States (or in Europe or other countries) may be based upon many factors, including regulatory requests for additional analyses, reports, data, pre-clinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding the drug candidate or other products. Regulatory approval for a drug candidate can also be withdrawn.

Health Canada's HPFB is the national authority that regulates, evaluates and monitors the safety, efficacy, and quality of therapeutic and diagnostic products available to Canadians. Drugs are authorized for sale in Canada once they have successfully gone through the drug review process. This process is the means by which a drug application is reviewed by scientists in the HPFB to assess the safety, efficacy and quality of a drug. The regulation requires the company behind a new drug candidate to file a New Drug Submission (NDS) with the HPFB. This contains information and data about the drug's safety, effectiveness and quality. It includes the results of the preclinical and clinical studies, whether done in Canada or elsewhere, details regarding the production of the drug, packaging and labelling details, and information regarding therapeutic claims and side effects. HPFB performs a thorough review of the submitted information, and evaluates the safety, efficacy and quality data to assess the potential benefits and risks of the drug. Additionally, the HPFB reviews the information that the drug sponsor proposes to provide to health care practitioners and consumers about the drug (e.g. the label, product brochure). If, at the completion of the review, the conclusion is that the benefits of the drug outweigh the risks and that the risks can be mitigated, the drug is issued a Notice of Compliance (NOC), as well as a Drug Identification Number (DIN) which indicates the drug's official approval, and permits the sponsor to market the drug in Canada.

As the Company is undertaking clinical work in Israel, it will be dealing with The Pharmaceutical Administration at the Ministry of Health, which is the government entity responsible for supervising and controlling medical compounds in Israel. It has similar functions to the FDA in the United States and the EMA in the European Union.  Its roles are to ensure that pharmaceutical products marketed in Israel comply with standards of quality, safety and efficacy, to manage the drug registry and the medical compounds registration system, and to publish procedures that regulate the pharmaceuticals market. Its Clinical Trials Department deals with the approval and supervision of clinical trials with human subjects within the country. These trials must follow the Pharmacists' Regulations (Compounds), 1986 and the related "Clinical Trials Guidelines" as prescribed by the Public Health regulations and guidelines. The Israeli clinical trial process follows a similar trajectory to the three-phase process found under the FDA in the United States. As required by the Guidelines, clinical trials in Israel are conducted in full accordance with the GCP (Good Clinical Practice) requirements of the FDA and EMA. As result, all clinical trial data collected in Israel will be accepted by the corresponding international agencies including the FDA and EMA. Uniquely, the Israeli regulations regarding clinical studies with cannabinoids are well defined. In addition to the regular approval process (by the Institutional Review Board), every clinical study with cannabinoid products requires the approval of the Medical Cannabis Unit at the Pharmaceutical Administration. The transparency of the regulatory process has helped Israel become a leader amongst the few countries in the world where a drug development company can conduct clinical trials with CBD and THC. This is a primary reason why the Company has chosen Israel as a location for certain clinical studies.

The FDA and the FFDCA

The FFDCA, which is administered by the FDA, prohibits "[t]he introduction or delivery for introduction into interstate commerce of any food, drug, device, tobacco product, or cosmetic that is adulterated or misbranded." The FFDCA imposes both criminal and civil penalties for violations of the FFDCA. The FDA defines a substance as adulterated under the FFDCA "[i]f it bears or contains any poisonous or deleterious substance which may render it injurious to health; . . . if it bears or contains any added poisonous or added deleterious substance; or . . . if it is or if it bears or contains . . . any food additive that is unsafe."

Notably, pursuant to the FFDCA, it is prohibited (absent certain exceptions) to introduce into interstate commerce a food or dietary supplement containing any substance that is either an active ingredient (i) in a drug approved by the FDA or (ii) authorized for investigation as a new drug for which substantial clinical investigations have been instituted and made public (collectively, the "Drug Exclusion Rule").  The FDA has consistently held that CBD is subject to the Drug Exclusion Rule, and thus cannot be added to a food or marketed as a dietary supplement, because CBD is the active ingredient in an FDA-approved drug (Epidiolex), and a drug which has been authorized for substantial clinical investigation (Sativex).  Notably, the Drug Exclusion Rule discussed above does not apply to cosmetic products.

The FDA's position creates additional barriers to lawfully selling CBD and CBD-based products in the United States. In addition, although the FDA has not taken the position that CBD is prohibited in cosmetics, the agency can take action if the product or product marketing is not compliant with FFDCA.

Regarding dietary supplements, the FDA's position is rooted in the Dietary Supplement Health and Education Act (the  "DSHEA"), an amendment to the FFDCA establishing a legal framework governing the  composition, safety, labeling, manufacturing and marketing of  dietary supplements  in the  United States.  Under DSHEA, dietary ingredients marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. By contrast, any and all "new" dietary ingredients (i.e., dietary ingredients "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the  food supply as an article used for food" and is not "chemically altered." Any new dietary ingredient notification must provide the FDA with evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." Excluded from the DSHEA's definition of a dietary supplement is: "an article that  is  approved as  a new  drug"  or  "an  article authorized for investigation as a new drug…for which substantial clinical investigations have been instituted and for which the existence of such investigations  has  been made  public",  with  certain  limited  exceptions.

The FDA has taken the position that CBD is excluded from the dietary supplement definition under DSHEA. As noted above, if a substance  (such  as  CBD) is an active ingredient in a drug product that has been approved as a new drug under the FFDCA, or has been authorized for investigation as a new drug for  which substantial clinical investigations have been instituted and for which the existence of such  investigations has been made public, then products containing that substance are excluded from the  statutory definition of a dietary supplement. The FDA considers a substance to be "authorized for investigation as a new drug" if it is the subject of an Investigational New Drug application ("IND") that has gone into effect. There is an exception to the prohibition if the substance was "marketed as" a dietary supplement or a conventional food before the drug was approved or before the new drug investigations were authorized. However, the FDA has stated that it is not aware of any evidence that CBD was marketed in conventional foods or dietary supplements prior to being subject to substantial clinical investigations. Rather, the FDA has concluded that CBD cannot be marketed as a dietary supplement because it has been the subject of substantial clinical investigations as a new drug. More specifically, according to the FDA,  substantial clinical investigations for Sativex (which contains delta-9 THC and CBD), sponsored by  Greenwich Biosciences, the U.S. subsidiary of  London-based  GW Pharmaceuticals,  were  authorized prior  to  the sales  and marketing  of CBD as a dietary supplement. Therefore, the FDA takes the position that, based on available evidence, CBD is excluded from the dietary supplement definition and cannot be sold or marketed as such.

In addition, the arguments set forth in warning letters issued by the FDA to fifteen (15) CBD companies on November 25, 2019 exclusively targeted companies whose products violated either (i) the Drug Exclusion Rule (i.e., marketing CBD as or in dietary supplements, human and animal foods, or food additives); (ii) the FFDCA's prohibition against marketing any product with health or drug-related claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent diseases and ailments and/or affect the structure or function of the body); (iii) the FFDCA's prohibition against including a substance in human food or animal food when that substance is not generally recognized as safe ("GRAS"); and/or (iv) the FFDCA's prohibition against selling products that are misbranded due to their failure to include "adequate directions for use by a layperson."

The FDA's enforcement against the unlawful sale and marketing of CBD products has to date been limited to the issuance of warning letters, but they have a number of other enforcement means available to them, including civil and criminal penalties. On March 5, 2020, the FDA issued a report to Congress on how the agency intends to regulate hemp derived CBD called "Report to the U.S. House Committee on Appropriations and the U.S. Senate Committee on Appropriations, Cannabidiol (CBD) Report in Response to Further Consolidated Appropriations Act, 2020". The report focuses on safety, human and animal drugs, dietary supplements, human and animal food, cosmetics, and notes that certain products are outside the FDA's jurisdiction and enforcement. March 5, 2020, the FDA issued the first report to Congress in connection with the FFDCA and published a statement to update the public on its work to date on CBD, "FDA Advances Work Related to Cannabidiol Products with Focus on Protecting Public Health, Providing Market Clarity." The update clarified the various factors the FDA is considering in its evaluation of potential regulatory requirements for hemp-derived CBD products. The update also confirmed that agency indefinitely re-opened a public docket on products containing cannabis-derived compounds in order to more efficiently collect safety data and other information related to hemp-derived CBD products. The FDA states in its report that it is currently evaluating a risk-based enforcement policy for CBD. The FDA confirmed in the update its intent to continue to enforce against unlawful CBD products that pose a risk of harm to the public, including but not limited to products marketed with claims of therapeutic benefits, products marketed with false statements (such as omitted ingredients and incorrect statements about CBD content), products with contaminants (such as heavy metals or high levels of THC), and products marketed to vulnerable populations (such as children and infants) or that otherwise put the public at risk. As mentioned above,  in the FDA's  March 5,  2020 public  update  and report  to Congress,  it  also acknowledged that  some  product developers  may be  marketing  "full  spectrum"  or  "broad spectrum"  hemp extracts  as  foods  or  dietary supplements, rather  than  CBD  isolates.  The FDA did not assert that such products that contain CBD as a natural constituent will conclusively be regulated the same way as products marketed as and containing CBD isolate. However, the FDA indicated that it is considering how such products compare to CBD isolates, which may impact the FDA's evaluation of the regulatory status and compliance of such products.

The FDA's March 5, 2020 update announced that the agency indefinitely re-opened a public docket on products containing cannabis-derived compounds in order to more efficiently collect safety data and other information related to hemp-derived CBD products. The FDA's report and re-opening of the public comment period suggest regulations are not to be expected for some time. None-the-less, the report indicates the FDA wants to regulate hemp-derived CBD in a way that encourages the development of additional FDA approved drugs, such as that found with Epidiolex, while acknowledging that dietary supplements are a potential pathway for products containing CBD.

Despite the FDA's position, the Company believes there are differing interpretations among state and  federal regulatory agencies, legislators, academics and businesses as to whether cannabinoids, including CBD, were present in the food supply and marketed as such prior to October 15, 1994, and/or whether  the inclusion of cannabinoids is otherwise permitted by the FDA as dietary ingredients.

California State Regulatory Overview: Cannabis

In 1996, California voters passed Proposition 215, also known as the Compassionate Use Act, allowing physicians to recommend cannabis for an inclusive set of qualifying medical conditions, but it did not establish a state licensing authority or comprehensive regulations to oversee cannabis collectives. In 2015, the California legislature passed three bills, collectively known as the "Medical Cannabis Regulation and Safety Act" ("MCRSA"), which established a framework for licensing and regulating medical cannabis businesses. In 2016, California voters passed "The Adult Use of Marijuana Act" ("AUMA"), which legalized adult-use cannabis for adults 21 years and older and created a licensing system for commercial cannabis businesses. On June 27, 2017, Governor Brown signed SB-94 into law which combined elements of MCRSA and AUMA into one state licensing structure under the "Medicinal and Adult-Use of Cannabis Regulation and Safety Act" ("MAUCRSA").

Pursuant to MAUCRSA: (i) CalCannabis, a division of the California Department of Food and Agriculture, issues licenses to cannabis cultivators: (ii) the Manufactured Cannabis Safety Branch (the "MCSB"), a division of the California Department of Public Health, issues licenses to cannabis manufacturers; and (iii) the California Department of Consumer Affairs, via its agency the Bureau of Cannabis Control (the "BCC"), issues licenses to cannabis distributors, testing laboratories, retailers, and micro-businesses. These agencies also oversee the various aspects of implementing and maintaining California's cannabis landscape, including the statewide track and trace system. All three agencies released their initial emergency rulemakings at the end of 2017 and updated them with minor revisions in June 2018. The three agencies adopted their permanent rulemakings on January 16, 2019, which are now in effect. All three agencies began issuing temporary licenses in January 2018 and stopped doing so on December 31, 2018, pursuant to MAUCRSA.

Local authorization is a prerequisite to obtaining a state license, and local governments are permitted to prohibit or otherwise regulate the types and number of cannabis businesses allowed in their locality. All three state regulatory agencies require confirmation from the applicable locality that the operator is operating in compliance with local requirements and was granted authorization to continue or commence commercial cannabis operations within the locality's jurisdiction. Applicants are required to comply with all local zoning and land use requirements and provide written authorization from the property owner where the commercial cannabis operations are proposed to take place, which must dictate that the applicant has the property owner's authorization to engage in the specific state-sanctioned commercial cannabis activities proposed to occur on the premises. The State has not set a limit on the number of state licenses an entity may hold, unlike other states that have restricted how many cannabis licenses an entity may hold in total or for various types of cannabis activity. Although vertical integration across multiple license types is allowed under MAUCRSA, testing laboratory licensees may not hold any other licenses aside from a laboratory license. There are also no residency requirements for ownership of a state license under MAUCRSA.

Unlike other states, California has not set a limit on the number of state licenses that a single entity may hold, with certain limited exceptions. Similarly, vertical integration across multiple license types is allowed under MAUCRSA, with the exception of testing laboratory licensees, which entities may not hold any other license type. The laws and regulations of the State of California related to the cultivation, manufacturing and dispensing of cannabis, including, but not limited to, Cal. Bus. & Prof. Code § 26000 et seq., and the rules and regulations promulgated pursuant thereto.

California State Regulatory Overview: Hemp

The commercial cultivation of industrial hemp in California is permitted under state law.  The California Department of Food and Agriculture ("CDFA") issues hemp cultivation licenses through a county's agricultural commissioner. There is no state registration to grow industrial hemp in California; only county registration is required.  All California growers and breeders of industrial hemp are required to register with the county agricultural commissioner prior to cultivation, and registrations are valid for one year from the date of issuance.

Additionally, pursuant to an FAQ published by the California Department of Public Health in July 2018, hemp-derived CBD cannot be used as a food ingredient, food additive, or dietary supplement.  State law also expressly prohibits bars, liquor stores, and dispensaries from selling alcoholic drinks infused with any cannabinoids, including cannabinoids derived from industrial hemp.  California law does not impose any requirements (and licenses are not currently available) for the manufacturing, processing, or sale of non-food industrial hemp or industrial hemp products.

As of February 26, 2020, California was in the process of drafting a hemp production plan pursuant to the 2018 Farm Bill to be submitted for USDA review.

Colorado State Regulatory Overview: Cannabis

Colorado has both medical and adult-use marijuana programs. In 2000, voters passed Amendment 20 to the Colorado Constitution, a medical marijuana law creating a patient/caregiver system that permits physicians to recommend cannabis for an inclusive set of qualifying conditions and allows cultivation of a limited number of plants by patients and caregivers for medical use. In 2010, Colorado became the first state in the country to establish a commercial state and local licensing and regulatory structure for medical marijuana centers, cultivators, and manufacturers. Colorado voters subsequently passed adult-use marijuana legalization by voter initiative in 2012 with Amendment 64 to the Colorado Constitution, and the first adult-use marijuana businesses opened in 2014.

The Marijuana Enforcement Division, a subdivision of the Colorado Department of Revenue (the "Colorado Regulators"), regulates and licenses both medical and adult-use marijuana businesses in the state along with applicable local regulatory authorities. There are no limits on the number of licenses issued statewide, but localities can prohibit or otherwise regulate the number of establishments within their jurisdiction. The Colorado Regulators have a rolling non-competitive application process and business operations require both state and local approvals.

The laws and regulations of the State of Colorado related to the cultivation, manufacturing and dispensing of cannabis, including, but not limited to, C.R.S. § 44-10-101 et seq., and rules and regulations promulgated pursuant thereto.

Colorado State Regulatory Overview: Hemp

Amendment 64 to the Colorado Constitution directed the General Assembly to also enact legislation governing the cultivation, processing and sale of hemp by July 1, 2014. In 2013, responsibility for establishing regulations pertaining to the cultivation of hemp, including registration and inspection, was delegated to the Colorado Department of Agriculture ("CDA"). The CDA adopted rules and regulations that set forth requirements for registration, inspection, and testing. All registrants are subject to routine inspection and sampling by the CDA to verify that the THC concentration of the plants being cultivated does not exceed 0.3% on a dry weight basis, and to ensure registrants are complying with applicable reporting requirements.

After the passage of the 2014 Farm Bill, the Colorado legislature passed the Colorado Industrial Hemp Regulatory Program Act establishing the Colorado Industrial Hemp Regulatory Program. The Colorado Industrial Hemp Regulatory Program Act expressly authorizes two distinct categories of hemp cultivation registration to be issued and administered by the CDA: (i) R&D; and (ii) commercial. Notably, following the passage of the 2018 Farm Bill, Colorado notified the USDA that the state will continue to administer the current 2014 pilot program through the 2020 growing season.

Finally, on May 30, 2018, the governor of Colorado signed House Bill 18-1295 into law. This legislation modified the Colorado Food and Drug Act to expressly permit the production of "Industrial Hemp Products" and specifies that such Industrial Hemp Products are not adulterated under the Colorado Food and Drug Act by virtue of containing Hemp when produced by a wholesale food manufacturing facility registered with the CDPHE. An "Industrial Hemp Product" is defined in the act as a finished product containing Hemp that: (i) is a cosmetic, food, food additive, or herb; (ii) is for human use or consumption; (iii) contains any part of the hemp plant, including naturally occurring cannabinoids, compounds, concentrates, extracts, isolates, resins, or derivatives; and (iv) contains a THC concentration of no more than 0.3%.

Employees

The Company currently has 1 full time employee and 8 contracted individuals who are providing their services as consultants. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage additional contractors and consultants from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors" starting on page 13 "Cautionary Statement Regarding Forward-Looking Statements" starting on page 5 and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

Note regarding Financial Information

The Company’s fiscal year and calendar year are not aligned. It’s fiscal year runs from October 1st through September 30th of the following year, whereby Q1 of its fiscal year is the last 3 months of the calendar year, while Q2 through Q4 of the fiscal year are the first three quarters of the next calendar year. This Offering document generally refers to quarters in a calendar year format when referring to business development and expectations that are captured in forward looking statements. The “FINANCIAL STATEMENTS” and “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” within this Offering refer to fiscal year quarters unless otherwise specified.

Results of Operations for the Year Ended September 30, 2019 and the Periods from October 1, 2019 to March 31, 2020.

Company Overview

Shackelford Pharma Inc. was incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on June 19, 2018. The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada.

The Company's principal activities include developing standardized and scientifically formulated THC & CBD products using multiple delivery methods. The Company focuses on large market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in cannabis related research.

Financial Conditions and Results from Operations

Results of Operations

To date, the Company has not generated any revenues from its planned operations. During the most recent second quarter period ended March 31, 2020, the Company reported a net loss of $171,429 or $0.00 per share (2019 - net loss of $13,394 or $0.00 per share), primarily consisting of consulting fees of $115,837 (2019 - $12,500), office and administrative fees of $1,210 (2019 - $nil), professional fees of $25,412 (2019 - $nil), and travel costs of $3,730 (2019 - $nil). During the year ended September 30, 2019, the Company reported a net loss of $514,532 or $0.02 per share, primarily consisting of consulting fees of $337,609 (2018 - $12,715), office and administrative fees of $45,717 (2018 - $12,715), professional fees of $43,162 (2018 - $12,715), shareholder communications of $36,541 (2018 - $12,715), and travel costs of $44,928 (2018 - $12,715). The Company anticipates that operating expenses will continue to rise as the Company continues to develop its business operations.

Liquidity and Capital Resources

The Company has not begun commercial operations and, accordingly, does not generate cash from operations. As at March 31, 2020, the Company had a working capital deficit of $260,502. The Company expects to incur further losses in the development of the business.  Accordingly, the Company is dependent on the equity markets as its sole source of operating working capital. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to it.

During the year ended September 30, 2019, the Company completed a series of non-brokered private placements by issuing 9,550,000 common shares for gross proceeds of CAN $477,500. The Company incurred share issuance costs of CAN $13,998 related to the issuance of these shares. During the second quarter ending March 31, 2020, the Company raised CAN $125,000 through the issuance of convertible debentures (please see "Capitalization" on page 33 for more information). The Company incurred an issuance costs of CAN $7,000 related to their issuance. Subsequent to the quarter ending March 31, 2020, the Company raised an additional CAN $219,422 of convertible debentures.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate and deferred exploration expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended September 30, 2019, and through the quarter ending March 31, 2020, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth our executive officers and directors as of March 31, 2020:

Name	Position	Age	Term in Office	Approximate Hours per Week for Part Time Employees
Mark Godsy	Chief Executive Officer & Director	64	since inception	n/a
Dr. Alan Shackelford	Chief Medical Officer & Director	70	since inception	n/a
Dr. Avi Livnat	VP Clinical & Regulatory Affairs & Director	73	since inception	n/a
Geoff Griffiths	Director of Commercialization	47	01-Sep-19	n/a
Dr. Michael Shannon	Chief Scientific Officer	70	01-Jun-19	16
John Meekison	Chief Financial Officer	55	since inception	8

Business Experience

Mark Godsy, LLB.  Founder, Chief Executive Officer and Director

Mark is a seasoned and successful biotechnology and technology entrepreneur. Mark has started or co-founded many successful companies, including two $1 billion biotech firms - ID Biomedical, which became Canada's largest vaccine company and the fifth-largest vaccine company in the world; and Angiotech Pharmaceuticals, which created the first coated stent, which has gone on to save tens of millions of lives.

Mark began his career as a lawyer, having first practiced law for approximately four years in Vancouver, BC, Canada. He subsequently served in a variety of corporate positions with early and mid stage growth companies, acting as CEO, CFO, director, chairman, or advisor, depending upon the need and interest of the venture. These roles covered many sectors, but emphasised the health and wellbeing of people and the planet. Mark is passionate about building teams and realizing synergies that can help create great results. He has also been involved in mentoring programs for CEOs of junior biotechs, as well as law students, and he is frequently approached to do the same for budding entrepreneurs.

Mark Godsy is currently the Chairman of Exro Technologies, a company focused on improving the efficiency of electric motors and generators. Prior to that Mr. Godsy was acting CEO from 2015 to 2019. He also currently serves as Chairman of Traxitt, a technology company focused on developing an IOT platform that allows devices with different architectures to communicate with one another. He serves on the advisory board for the Faculty of Law at McGill University and holds a BA from the University of British Columbia and a law degree from McGill, and is a non practising member of the Law Society of British Columbia.

Dr. Alan Shackelford, MD. Founder, Chief Medical Officer and Director

Dr. Shackelford is a Harvard Medical School trained internist and researcher who is one of the world's foremost authorities on the clinical uses of cannabis. Over the last decade, through his clinic in Colorado, Dr. Shackelford has successfully treated thousands of patients suffering from a variety of medical ailments. He has been widely interviewed by media and has been featured in numerous television programs related to his knowledge in medical cannabis. As a thought leader, he has been invited to speak and educate numerous state government agencies on establishing structures and rules governing medical cannabis programs. Dr. Shackelford received his B.A. from Grinnell College and graduated from the University of Heildelberg School of Medicine in Germany, completing his internship, residencies and fellowship training through the Harvard Medical School.

Dr. Avi Livnat, PhD. Founder, Vice President Clinical and Regulatory Affairs, and Director

Dr. Avi Livnat is a cardiovascular physiologist and Biomedical Engineer. His educational background includes physics, computer science, economics and business administration. His professional career covers academic (Professor of Physiology and Biophysics at the University of Illinois), Government (Deputy Head of the Pharmaceutical Administration, Ministry of Health) and private sector (founder and General Manager of several drug and medical device companies). Avi was a founder and CEO of Quintiles (now IQVIA - NYSE:IQV) in Israel, one of the world's most highly regarded drug development companies. His areas of expertise are drug development, regulatory affairs and design and clinical research: design and conduct of clinical trials. Prior to launching Shackelford Pharma in 2018, Mr. Livnat was founder, inventor and Head of Research at Smartwave Medical between between 2015 and 2017, and continued to act as a consultant to Elron Electronic Industry Ltd. ("Elron"), which funded Smartwave Medical. Elron is a publicly traded company on the Israeli stock Exchange.

Dr. Michael Shannon, M.A.,M.Sc.,M.D., Chief Scientific Officer

Dr. Shannon received his medical degree from Queen's University in Canada, which included advanced training in surgery and sports medicine. He also holds post-graduate degrees in neurochemistry and physiology. He has been actively engaged in applied medical research within these areas for 30 years. Serving for 31 years in the Canadian Forces and retiring at the rank of Commodore (Brigadier General equivalent) as Deputy Surgeon General for Canada he assumed responsibilities within Health Canada for re-organizing the Canadian blood system. Working with both the provincial and federal governments he oversaw the development of a new corporate entity dedicated exclusively to the management of blood services in Canada. He was then appointed Director General for the Laboratory Centre for Disease Control, a position he held for three years.

Dr. Shannon left the Canadian federal government in 2001 to pursue a new career in industry and gained significant experience successfully managing numerous multinational, multicentered phase III clinical trials in Canada, the United States and Great Britain. Following completion of that work, he served as an Audit Principal and Senior Medical Advisor to the Canadian Auditor General and then accepted responsibilities for rebuilding the Emergency Medical Response System within the newly formed Public Health Agency of Canada.

Dr. Shannon has been actively engaged in medical bio-oxidative (O3 based) research since 1987 and was directly responsible for the first human clinical trial to have ever been approved in North America which examined the efficacy of O3 delivered via minor autohemotherapy in the treatment of AIDS. He was also responsible for several primate studies utilizing O3 involving scientists from various departments within the Canadian Federal Government and Cornell University.

Dr Shannon has worked in the area of hospital disinfection for eight years, is coinventor of a new trioxidane-based broad spectrum decontamination system that has recently secured full US EPA approval, and is now engaged in completing a de novo FDA 510K submission.

Dr Shannon has previously served as senior medical advisor for Canadian cannabis LPs.

John Meekison, CPA, Chief Financial Officer

John Meekison is a career Chief Financial Officer and investment banker. He has spent the last 15 years in a variety of executive management and CFO roles with both private and public companies, with a focus on raising public and private equity capital for North American technology and cannabis related companies, most recently with Exro Technologies Inc, where he served as CFO since October 2017. Prior to that he acted as the Director of Capital Markets at Evans and Evans Inc. since August 2016 and served as CFO of Ico Therapeutics from April 2005 to August 2016. John serves on the board of directors of several public and private companies, including: Quest Pharmatech Inc., ArcWest Exploration Inc. and AgriFORCE Growing Systems Ltd. He holds a BA from the University of British Columbia and is a Chartered Professional Accountant and Professional Logistician.

Geoff Griffiths, Director of Commercialization

Geoff Griffiths comes to SPI with 20 years of pharmaceutical experience. He brings a broad spectrum of commercial experience including sales, sales training, sales management, business intelligence, marketing, market access, healthcare policy and commercial development. Geoff has worked on some of the largest products in the industry including Humira, Prevacid and Synthroid. Previously, Geoff was a foundational hire for Mylan's leading pipeline of biosimilars. As Director of Biosimilar Development for Mylan, Geoff worked to establish the new business inside Mylan coordinating commercial launch activities such as marketing, regulatory approvals, sales forecasts, etc. for Canada, North America, and the Global team since 2015. Geoff is also the former Chairman of the Board, and current Vice-Chair of the Down Syndrome Research Foundation.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in "Security Ownerhip of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Executive Officers

During the Company's fiscal year ended September 30, 2019, and up to Q2 end March 31, 2020, the Company paid the following cumulative salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name	Capacities in which compensation is received	Cash Compensation $	Other Compensation $	Total Compensation $
Mark Godsy	Chief Executive Officer	nil		nil
Dr. Alan Shackelford	Chief Medical Officer	$159,403		$159,403
Dr. Avi Livnat	VP Clinical & Regulatory Affairs	$61,425		$61,425
Dr. Michael Shannon	Chief Scientific Officer	$88,000		$88,000
Geoff Griffiths	Director of Commercialization	$68,750		$68,750
John Meekison	Chief Financial Officer	$25,000		$25,000

Employment Agreements

We have entered into employment and consulting agreements with the following executive officers and employees. We may enter into additional employment agreements with other key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established. Please see "Equity Incentive Plan".

Mr. Griffiths entered into an employment agreement with the Company dated August 7, 2019. Pursuant to the agreement, Mr. Griffiths will perform services that include commercialization and marketing roles for an annual compensation of CAN $165,000. Additionally, Mr. Griffiths has the opportunity to earn certain financial bonuses based on achieving certain milestones related to the development of marketing strategies, product launches, and revenues from sales.

Dr. Shackelford has entered into a verbal employment agreement with the Company to perform the services of Chief Medical Officer. Under the agreement his compensation is USD $12,000 per month.

Dr. Livnat has entered into a verbal employment agreement with the Company to perform the services as VP Clinical and Regulatory Affairs. Under the agreement his compensation is CAN $8,775 per month.

Mr. Meekison has entered into a consulting agreement with the Company on June 18, 2019 to provide services as CFO. Under the agreement, he is being compensated CAN $2,500 per month.

Dr. Shannon has entered into a verbal consulting agreement with the Company to provide the services of CSO. Under the agreement his compensation is CAN $8,000 per month.

Hugh MacNaught has entered into a consulting agreement with the Company on March 1, 2019 to provide operational and product development services. Under the agreement his compensation is CAN $12,500 per month.

Board of Directors

The Company's board of directors currently consists of three directors (the "Board").

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the Board for further consideration.

Term of Office

Officers hold office until his or her successor is elected and qualified. Directors are appointed to serve for one year until the meeting of the Board following the annual meeting of stockholders and until their successors have been elected and qualified.

Director Independence

We use the definition of "independence" of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an "independent director" is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company's Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

  The director is, or at any time during the past three years was an employee of the Company;
  the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);
  the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

  the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or
  the director or a family member of the director is a current partner of the company's outside auditor, or at any time during the past three years was a partner or employee of the company's outside auditor, and who worked on the company's audit.

Under such definitions, we have no independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this Offering, the Company may decide to pay non-employee directors a nominal fee for the attendance of board meetings and their work on certain board committees. Board members may also receive compensation in the form of stock options issued by the Company. To date, Directors have only been paid in their capacity as executive officers of the Company and have received no compensation for their role as a Director.

Certain Relationships

There are no familial relationships among any of our directors or officers.

Security Ownership of Management and Principal Shareholders

The following table shows the beneficial ownership of our Common Shares, as of March 31, 2020, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of March 31, 2020, there were 40,049,997 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Name and Position of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
	Number	Percent	Number	Percent
Mark Godsy, Chief Executive Officer, Director (1)	7,558,571	18.9%	7,558,571	15.0%
Dr. Alan Shackelford, Chief Medical Officer, Director	7,738,250	19.3%	7,738,250	15.4%
Dr. Avi Livnat, VP Clinical & Regulatory Affairs, Director	7,145,000	17.8%	7,145,000	14.2%
Directors, Executives and Management (Total)	30,131,821	75.2%	30,131,821	59.8%

(1) 0711626 B.C. Ltd, a company controlled by Mark Godsy, owns 7,458,571 shares, with an additional 100,000 shares owned directly by Mark Godsy.

Transactions with Related Persons

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the year ended September 30, 2019 and the period from June 19, 2018 (date of incorporation) to September 30, 2018, and the period between October 1, 2019 and March 31, 2020, the Company entered into the following transactions with related parties:

  The Company paid consulting fees related to their performance of executive or management roles within the Company of $293,859 during the year ended September 30, 2019 (2018 - $nil).  The consulting fees were paid to Dr. Alan Shackelford, Dr. Avi Livnat, Hugh MacNaught, Dr. Michael Shannon, and John Meekison.
  The Company paid consulting fees related to their performance of executive or management roles within the Company of $177,469 during the period ended March 31, 2020 (2018 - $nil).  The consulting fees were paid to Dr. Alan Shackelford, Dr. Avi Livnat, Hugh MacNaught, Dr. Michael Shannon, and John Meekison.

As at March 31, 2020, $171,959 was owing to executives and management, or their related companies, which is included in accounts payable and accrued liabilities (September 30, 2019 - $38,133, 2018 - $Nil). This includes amount owing to Dr. Alan Shackelford, Dr. Avi Livnat, Hugh MacNaught, Dr. Michael Shannon, and John Meekison.

As at March 31, 2020, $nil was receivable from shareholders (December 31, 2019 - $4,442.)

As at March 31, 2020, a Shareholder loan of $19,806 was outstanding (September 30, 2019 - $nil). On January 27, 2020, the Company received a loan of $22,248 from 0711626 B.C. Ltd., a company controlled by Mark Godsy. The loan is non-interest bearing, unsecured, and is due on December 31, 2020. The loan was initially recorded at a fair value of $19,147 using a market discount rate of 17% with the residual discount of $3,101 recognized in debt discount reserve. During the three and six months ended March 31, 2020, accretion expense of $nil and $659 was accrued on the loan. Key management includes directors and executive officers of the Company. During the year ended September 30, 2019 and the three months ended March 31, 2020, no other compensation was paid or payable for key management services.

SECURITIES BEING OFFERED

The following is a summary of the rights of our capital stock as provided in the Company's Articles of Incorporation ("Articles") and Notice of Articles. For more detailed information, please see our Articles and Notice of Articles which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company's Notice of Articles provide that our authorized capital consists of an unlimited number of voting Common Shares, without par value, with special rights or restrictions and an unlimited number of non-voting common shares, without par value, with special rights or restrictions.

As of March 31, 2020, the Company had 40,049,997 voting Common Shares issued and outstanding and zero non-voting common shares issued and outstanding. An additional 5,000,000 voting Common Shares have been reserved for issuance under our Equity Incentive Plan.

Rights, Preferences and Restrictions Attaching to the Common Shares

The Business Corporations Act (British Columbia) provides the following rights, privileges, restrictions and conditions attaching to the Common Shares:

  to vote at a meeting of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
  subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to share equally in the remaining property of the Company on liquidation, dissolution or winding-up of our Company, and the common shares are to receive dividends if, as and when declared by the Board.

The provisions in our Articles attaching to our Common Shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares.

With the exception of special resolutions (i.e. resolutions in respect of fundamental changes to our company, including: the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Business Corporations Act (British Columbia) provides that: (i) a general meetings of shareholders must be held in British Columbia, or may be held at a location outside British Columbia since our Articles do not restrict our company from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is approved by ordinary resolution, or the location for the meeting is approved in writing by the British Columbia Registrar of Companies before the meeting is held; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than two months or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the British Columbia Supreme Court may order a meeting to be called, held and conducted in a manner that the Court directs.

Pursuant to our Articles, the quorum for the transaction of business at a meeting of our shareholders is at least two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

Shareholder Agreements

The Company has three shareholder agreements in place, namely: i) the Shareholder Rights Agreement; ii) the Right of First Refusal and Co-Sale Agreement; and iii) the Voting Agreement (each, a "Shareholder Agreement" and collectively, the "Shareholder Agreements"), each of which is summarized in greater detail below and attached as an exhibit hereto. Each of the Company's current shareholders have been required to execute the Shareholder Agreements. All incoming investors pursuant to the Offering are required to sign an adoption agreement to the Voting Agreement as a condition of acquiring Common Shares. Your subscription agreement ("Subscription Agreement") will include an adoption agreement for the Voting Agreement as a schedule, which must be completed and returned to the Company along with the signed Subscription Agreement. The Voting Agreement will terminate in connection with the closing of a future initial public offering or other going public transaction involving the Common Shares.

The Shareholder Rights Agreement

This Shareholder Agreement provides the Company's shareholders with a number of rights and ensures the Company operates according to best practices. Section 2 establishes the right of owners of over 5% of the Company's issued and outstanding shares ("Major Shareholders") to receive financial statements from the Company unless waived. All other shareholders of the Company may receive such financial statements following their delivery of a written request to the Company. Section 3 provides each Major Shareholder the right to be given notice of the details of any future equity financings of the Company as well as the right to participate in such equity financings up to the percentage of the Company's shares then held by the Major Shareholder. The Major Shareholders are not required to purchase the additional securities but can do so at their option. Certain special issuances of securities of the Company are exempt, as described in greater detail in section 3.1(d). Section 4 provides additional standard covenants of the Company including: i) D&O insurance; ii) protection of the Company's IP and confidential information; and iii) meetings of the Board.

The Right of First Refusal and Co-Sale Agreement

This agreement regulates the mechanics of sales and transfers of the Company's shares. The right of first refusal (Section 2.1) provides that where a shareholder proposes to transfer shares of the Company, the Company shall have a right of first refusal to purchase all or any portion of such shares that such shareholder may propose to transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. The Major Shareholders shall have a secondary refusal right to purchase all or any portion of the shares proposed to be transferred not already purchased by the Company pursuant to their foregoing right of first refusal. The right of co-sale (Section 2.2) provides that where a founder elects to transfer their shares and they are not purchased pursuant to the right of first refusal above (or secondary refusal right, as applicable), each Major Shareholder may elect to exercise its right of co-sale and participate in the proposed share transfer on a pro-rata basis. Section 2.3 provides that a transfer of shares that is not made in compliance with the agreement shall be null and void, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Section 3 provides that the right of first (and secondary) refusal shall not apply to certain "exempt" transfers, which include: i) transfers among affiliates; ii) repurchases of shares by the Company; and iii) transfers for bona fide estate planning purposes. Section 3.3 prohibits the transfer of shares to a competitor of the Company. Section 5 provides a prohibition on the sale of the Company's shares for 180 days following the closing of a going public transaction.

The Voting Agreement

This agreement provides certain requirements relating to the election of the Board. Each of Dr. Alan Shackelford, Avi Livnat and Mark Godsy are entitled to designate a director nominee, and each shareholder is required to vote their shares in favour of the election of such director nominees. This results in a Board of at least 3 directors (up to two more directors may be elected). Section 2 provides that where a corporate action is approved by the Board but also requires shareholder approval, then the shareholders shall vote their shares in favour of such corporate action. Section 3 establishes a drag-along right, which requires a minority shareholder to sell his/her shares in the context of a Board approved sale of the Company if more than 66 2/3% of shareholders approve such sale of the Company.

Warrants

As of March 31, 2020, the Company had issued no warrants. The Company launched a Convertible Note private placement in February 2020, raising CDN $344,422 as of the time of this filing. The Notes convert into Units of the Company, with each Unit consisting of one Common Share and one Warrant, which provides the Unit holder the ability to purchase one Common Share of the Company at a pre-established price. The volume of Warrants will be established upon closing of this Offering as Note holders are required to convert their Units upon closing. Please refer to the "Capitalization" section on page 33 for additional details.

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

The Common Shares will be transferable following the termination of any transfer hold periods under applicable law.

The securities to be issued in connection with the Offering will be subject to a statutory hold period in Canada in accordance with Section 2.5(2)(3)(ii) of National Instrument 45-102 - Resale of Securities, as follows: "Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months, and a day after the later of (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory."

Purchasers under this Offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Equity Incentive Plan

On June 19, 2018, the Company adopted its Equity Incentive Plan (the "Plan"). The Plan allows the Company to offer stock options, incentive stock options or restricted shares of common stock subject to specified vesting conditions to employees, directors, consultants and members of the board of directors. Under the Plan, the maximum aggregate number of shares that may be issued is 5,000,000 shares. The term of the options may not exceed 10 years from the date of grant.

Share Reserve

We have reserved 5,000,000 Common Shares for issuance pursuant to awards under the Plan, which is equal to approximately 11.1% of our issued and outstanding Common Shares. The number of Common Shares available for issuance pursuant to awards granted under the Plan will increase as the number of issued and outstanding Common Shares of the Company increases. In general, Common Shares subject to awards granted under the Plan that are exercised, terminated or cancelled, or returned to the Company for any reason, shall be available for issuance pursuant to subsequent awards granted pursuant to the plan.

Administration

Our Board, or a committee of the Board designated by the Board, will administer the Plan. Subject to the terms of the Plan, the Board has the power to determine when and how awards will be granted, which employees, directors or consultants will receive awards, the type and terms of the awards granted, including the number of Common Shares subject to each award and the vesting schedule of the awards, if any, and to interpret the terms of the Plan and the award agreements, among other things. The Board also has the authority to accelerate the time at which an award may vest or be exercised, to approve forms of award agreements to be used under the Plan and amend the terms of any award agreement, and to amend, suspend or terminate the Plan at any time.

The Board will determine the provisions, terms and conditions of each award granted pursuant to the Plan, including vesting schedules, forfeiture or repurchase provisions, forms of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Stock Options and Incentive Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code, and non-incentive stock options. Prior to an initial public offering, the exercise price of all options granted under the Plan will be determined by the Board, and in effect on the day of grant. Post IPO, the Board will establish the exercise price at the time each option is granted, which exercise price must in all cases be not less than the price required by the applicable regulatory authorities. The term of an option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value of the common share on the grant date. The Board will determine the terms of stock option awards pursuant to the Plan, including, without limitation, the permitted method(s) of payment for Common Shares upon the exercise of an option award, and vesting terms. After the continuous service of an option recipient terminates, the recipient's awards may be exercised, to the extent vested at the time of such termination, during the period of time specified in the recipient's award agreement, which generally will be the period of time ending on the earlier of (i) the date that is 60 days following the termination of the recipient's continuous service and (ii) the expiration of the term of the option. If the recipient does not exercise the option within the applicable time period, the option will terminate.

Restricted Share Units

The Plan allows for the grant of restricted share units ("RSUs"). RSUs are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the Board are achieved or the award otherwise vests. Upon vesting and exercise of the award, an RSU may be settled by the delivery of Common Shares, their cash equivalent, any combination thereof or any other form of consideration, as determined by the Board and set forth in the applicable award agreement. The Board may determine the consideration, if any, to be paid by the recipient upon exercise of an RSU and delivery of each Common Share subject to the RSU. The Board may impose whatever conditions to vesting, or restrictions and conditions to payment, that it determines to be appropriate. The Board may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment, or any other restrictions or conditions it deems appropriate. Upon termination of the continuous service of an RSU recipient, any unvested portion of the recipient's RSU award will be forfeited, except as otherwise provided in the applicable award agreement.

Transferability of Awards

The Plan does not allow for the transfer of awards granted under the Plan except as otherwise provided in the applicable award agreement or as otherwise expressly consented to by the Board.

Certain Adjustments

In the event of certain changes in our capitalization, the Board will make appropriate and proportionate adjustments to one or more of the number of Common Shares that are covered by outstanding awards, the exercise or purchase price of Common Shares covered by outstanding awards, and the numerical share limits contained in the Plan.

Corporate Transactions

The Plan provides that in the event of a corporate transaction such as a "Sale of the Company", as such term is defined in the Plan, the Board may take one or more of the following actions with respect to awards granted under the Plan: (i) cause the conversion or exchange of each outstanding option into common shares on a net issuance basis in accordance with a pre-defined formula; (ii) cause the conversion or exchange of each outstanding option into options, rights or other securities of substantially equivalent value (or greater value) as determined by the Board in its discretion, in an entity participating in or resulting from such liquidity event; (iii) accelerate the vesting, in whole or in part, of outstanding awards such that the outstanding options shall be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the liquidity event; (iv) determine that any or all outstanding options will be purchased by the Company or an entity related to the Company at the liquidity event price less the exercise price for the option shares available to be purchased under such options; (v) cancel any or all of such outstanding unvested options.

Plan Amendments and Termination

The Board has the authority to amend, suspend or terminate the Plan at any time, without shareholder approval Notwithstanding the foregoing, subject to the discretion of the Board, the termination of this Plan shall have no effect on outstanding Awards, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of this Plan.

Penny Stock Regulation

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Shares immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Shares in the secondary market.

Absence of Public Market

The Company, which currently has 78 shareholders, is an alternative reporting company under Regulation A+, Tier 2 of the Securities Act. There is no public trading market for the Common Shares of the Company. The Company currently expects, as an alternative reporting company, to qualify its Common Shares for quotation or listing on the CSE, NASDAQ or OTCQB (the Over the Counter Marketplace) or other secondary market for which the Company's Common Shares may then qualify in the discretion of the Board. (See Risk Factors starting on page 13).

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to "accredited investors" under Rule 501(a) of Regulation D under the Securities Act and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A+ offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement and will terminate on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for our Common Shares in this Offering, you should:

1. Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2. Deliver funds directly to the Company's designated bank account via bank wire transfer (pursuant to the wire transfer instructions set forth in our Subscription Agreement) or electronic funds transfer via wire transfer or via personal check mailed to the Company, Shackelford Pharma Inc., at 1177 W. Hastings St., Suite 2300, Vancouver, British Columbia, Canada, V6E 2K3.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing. Once you submit the Subscription Agreement, you may not revoke or change your subscription or request your subscription funds. All submitted Subscription Agreements are irrevocable.

Under Rule 251 of Regulation A+, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company's satisfaction, that such investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

EXPERTS

The audited financial statements of Shackelford Pharma Inc. as of September 30, 2019, which comprise the statements of financial position as at September 30, 2019 and 2018, and the statements of loss and comprehensive loss, cash flows, and changes in equity for the year ended September 30, 2019 and the period from June 19, 2018 (incorporation) to September 30, 2018, and notes to the financial statements, including a summary of significant accounting policies, and those financial statements as of December 31, 2019, and March 31, 2020, included in this preliminary Offering Circular have been audited (in the case of the annual statements) or reviewed (in the case of the quarterly statements) by Dale Matheson Carr-Hilton Labonte LLP, independent auditors, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements and an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

SHACKELFORD PHARMA INC.

Audited Annual Financial Statements for the year ended September 30, 2019 and the period from June 19, 2018 (Date of Incorporation) to September 30, 2018	F-1
Report of Independent Registered Public Accounting Firm	F-2
Statements of Financial Position	F-3
Statements of Loss and Comprehensive Loss	F-4
Statements of Cash Flows	F-5
Statements of Changes in Equity	F-6
Notes to the Annual Financial Statements	F-7 - F-15

Condensed Interim Financial Statements For the three months ended December 31, 2019 and 2018	F-16
Condensed Interim Statements of Financial Position	F-17
Condensed Interim Statements of Loss and Comprehensive Loss	F-18
Condensed Interim Statement of Cash Flows	F-19
Condensed Interim Statements of Changes in Equity	F-20
Notes to the Condensed Interim Financial Statements	F-21 - F-23
Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019	F-24
Condensed Interim Statements of Financial Position	F-25
Condensed Interim Statements of Loss and Comprehensive Loss	F-26
Condensed Interim Statement of Cash Flows	F-27
Condensed Interim Statements of Changes in Equity	F-28
Notes to the Condensed Interim Financial Statements	F-29-F34

Shackelford Pharma Inc.

Financial Statements

For the year ended September 30, 2019

and the period from June 19, 2018 (Date of Incorporation) to September 30, 2018

(Expressed in Canadian Dollars)

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Shackelford Pharma Inc.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Shackelford Pharma Inc. (the "Company") as of September 30, 2019 and 2018, the related statements of loss and comprehensive loss, cash flows, and changes in equity for the year ended September 30, 2019 and the period from June 19, 2018 (incorporation) to September 30, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and its financial performance and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred losses in developing its business and further losses are anticipated.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company's auditor since 2018

Vancouver, Canada

March 16, 2020

Shackelford Pharma Inc. Statements of Financial Position (Expressed in Canadian dollars)

	September 30	September 30
	2019	2018
	$	$
Assets

Current
Cash	72,280	25,011
GST receivable	13,786	-
Shareholder loan receivable (Note 6)	4,442	6,790

Total Assets	90,508	31,801

Liabilities

Current
Accounts payable (Note 6)	58,926	-
Accrued liabilities (Note 6)	60,498	12,715
Shareholder loan payable (Note 6)	-	20,574
	119,424	33,289

Shareholders' Deficit
Share capital (Note 4)	495,502	7,000
Debt discount reserve (Note 6)	3,587	4,985
Accumulated deficit	(528,005)	(13,473)
	(28,916)	(1,488)

Total Liabilities and Shareholders' Deficit	90,508	31,801

Nature of operations and going concern - Note 1

Subsequent events - Note 10

APPROVED BY THE DIRECTORS
"Alan Shackelford"	Director	"Avi Livnat"	Director

The accompanying notes are an integral part of these financial statements

Shackelford Pharma Inc.
Statements of Loss and Comprehensive Loss
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

	Year ended	For the period from June 19, 2018 to
	September 30, 2019	September 30, 2018
	$	$
Office and administrative expenses
Consulting fees (Note 6)	337,609	-
Filing fees	725	-
Office and other	45,717	-
Professional fees	43,162	12,715
Shareholder communication	36,541	-
Travel	44,928	-
Loss before other items	(508,682)	(12,715)

Foreign exchange loss	(1,832)	-
Interest and bank charges (Note 6)	(4,018)	(758)

Net loss and comprehensive loss for the period	(514,532)	(13,473)

Loss per share
Basic and diluted	(0.02)	(0.00)

Weighted average number of shares outstanding
Basic and diluted	33,399,860	29,999,997

The accompanying notes are an integral part of these financial statements

Shackelford Pharma Inc. Statements of Cash Flows For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018 (Expressed in Canadian dollars)

	Year ended	For the period from June 19, 2018 to
	September 30, 2019	September 30, 2018
	$	$
Cash (used in) provided by:

Operating activities
Net loss for the period	(514,532)	(13,473)
Accrued interest	3,028	559
Changes in non-cash working capital items
GST receivable	(13,786)	-
Shareholder loan receivable	2,348	(6,790)
Accounts payable and accrued liabilities	106,709	12,715

Cash used in operating activities	(416,233)	(6,989)

Financing activities
Issuance of shares pursuant to private placements	463,502	7,000
Shareholder loan proceeds	-	25,000
Cash provided by financing activities	463,502	32,000

Increase in cash	47,269	25,011

Cash - beginning	25,011	-

Cash - ending	72,280	25,011
Supplemental cash flow information - Note 7

The accompanying notes are an integral part of these financial statements

Shackelford Pharma Inc. Statements of Changes in Equity For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018 (Expressed in Canadian dollars)

	Number of common shares	Share capital	Debt discount reserve	Accumulated deficit	Total
	#	$	$	$	$

Balance, June 19, 2018	-	-	-	-	-

Shares issued to founders (Note 4)	29,999,997	7,000	-	-	7,000
Discount on shareholder loan (Note 6)	-	-	4,985	-	4,985
Net and comprehensive loss for the period	-	-	-	(13,473)	(13,473)

Balance, September 30, 2018	29,999,997	7,000	4,985	(13,473)	(1,488)

Shares issued pursuant to private placements (Note 4)	9,550,000	477,500	-	-	477,500
Shares issued for debt (Notes 4 and 6)	500,000	25,000	(1,398)	-	23,602
Share issuance costs (Note 4)	-	(13,998)	-	-	(13,998)
Net and comprehensive loss for the year	-	-	-	(514,532)	(514,532)

Balance, September 30, 2019	40,049,997	495,502	3,587	(528,005)	(28,916)

The accompanying notes are an integral part of these financial statements

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

1. Nature of operations and going concern

Shackelford Pharma Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on June 19, 2018.

Shackelford Pharma Inc. is a pharmaceutical company. The Company's principal activities include developing standardized and scientifically formulated tetrahydrocannabinol ("THC") & cannabidiol ("CBD") products using multiple delivery methods. The Company focuses on large market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in cannabis related research.

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. As at September 30, 2019, the Company had an accumulated deficit of $528,005, and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that raise substantial doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate and deferred exploration expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended September 30, 2019, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3.

2. Basis of preparation

Statement of compliance

These financial statements have been presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB') and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"), effective for the Company's reporting for the year ended September 30, 2019.

Basis of measurement and functional currency

These financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These financial statements are presented in Canadian dollars, which is also the functional currency of the Company.

These financial statements were approved by the board of directors on March 16, 2020.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

3.  Accounting policies

These financial statements have been prepared using the following accounting policies:

Financial instruments

a) Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive income (loss) ("FVTOCI") or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.

Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

a) Measurement

Financial assets at FVTOCI

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of loss and comprehensive loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company's own credit risk will be recognized in other comprehensive loss.

b) Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost.

At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in the statements of loss and comprehensive loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

3.  Accounting policies (continued)

Financial instruments (continued)

c) Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the statements of loss and comprehensive loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Cash

Cash includes cash held in financial institutions.

Share capital

The Company's common shares, and any future offerings of share warrants and options are classified as equity instruments. Incremental costs directly related to the issue of new shares or options are shown in equity as a deduction from the proceeds. For equity offerings of units consisting of a common share and warrant, when both instruments are classified as equity, the Company does not bifurcate the proceeds between the common share and the other equity instruments.

Income taxes

Income taxes comprises both current and deferred tax. Income tax is recognized in the statement of loss except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case the income tax is also recognized in other comprehensive income or directly in equity.

Current income taxes are the expected taxes payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to taxes payable in respect of previous years.

The Company accounts for potential future net tax assets which are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and which are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. When the future realization of income tax assets does not meet the test of being more likely than not to occur, no net asset is recognized. No potential income tax assets of the Company have been recognized.

Loss per share

Basic loss per share is calculated by dividing the net loss for the period available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. Basic and diluted loss per share are the same for the periods presented. The Company uses the treasury stock method of calculating fully diluted loss per share amounts, whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

3.  Accounting policies (continued)

Leases

The Company adopted IFRS 16 Leases on June 19, 2018, the date of incorporation. The main provision of IFRS 16 is the recognition of lease assets and lease liabilities on the balance sheet. Under IFRS 16, a lessee is required to do the following: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet; and (ii) recognize a front-loaded pattern of expense for most leases, even when cash rentals are constant, as the right-of-use asset is depreciated and the lease liability is accreted using the effective interest method. IFRS 16 also requires qualitative disclosures along with specific quantitative disclosures. The Company does not have any leases as at September 30, 2018 and 2019.

Critical judgments in applying accounting policies

The critical judgments that the Company's management has made in the process of applying the Company's accounting policies with the most significant effect on the amounts recognized in the Company's financial statements are as follows:

a) Going concern

In preparing these financial statements on a going concern basis, as is disclosed in Note 1 of these financial statements, Management's critical judgment is that the Company will be able to meet its obligations and continue its operations for the next twelve months.

Key sources of estimation uncertainty

The preparation of financial statements requires that the Company's management make assumptions and estimates of effects of uncertain future events on the carrying amounts of the Company's assets and liabilities at the end of the reporting period.  Actual results may differ from those estimates as the estimation process is inherently uncertain. Actual future outcomes could differ from present estimates and assumptions, potentially having material future effects on the Company's financial statements. Estimates are reviewed on an ongoing basis and are based on historical experience and other facts and circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company's assets and liabilities are accounted for prospectively.

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company's assets and liabilities are as follows:

a) Deferred income taxes

Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the reporting date in effect for the period in which the temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. The recognition of deferred income tax assets is based on the assumption that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

Accounting standards issued but not yet effective

There are no accounting pronouncements with future effective dates that are applicable or are expected to have a material impact on the Company's financial statements.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

4.    Share capital

a) Authorized: Unlimited common shares without par value.

b) Shares issued

Common shares: 40,049,997 (September 30, 2018 - 29,999,997)

During the year ended September 30, 2019, the Company:

  Completed a series of non-brokered private placements by issuing 9,550,000 common shares for gross proceeds of $477,500;
  The Company incurred share issuance costs of $13,998 related to the issuance of these shares; and
  Issued 500,000 common shares with a fair value of $25,000 to settle debt with a carrying value of $23,602, resulting in a loss on debt settlement of $1,398, which was recognized as a reduction in the debt discount reserve (Note 6).

During the period ended September 30, 2018, the Company:

  Completed a non-brokered private placement by issuing 29,999,997 post-consolidation common shares (70,000,000 pre-consolidation common shares) for gross proceeds of $7,000 on June 19, 2018.

c) Share consolidation

Effective April 11, 2019, the Company completed a consolidation of the 70,000,000 common shares outstanding on that date on a basis of 1 post-consolidation common share for every 2.3333 pre-consolidation common share (the "Consolidation"). As required by IAS 33, Earnings per Share, all information with respect to the number of common shares and issuance prices for time periods prior to the Consolidation have been restated to reflect the Consolidation.

5. Income taxes

A reconciliation between the Company's income tax provision computed at statutory rates to the reported income tax provision is as follows:

	September 30	September 30
	2019	2018
	$	$
Loss for the period before income tax recovery	(514,532)	(13,473)
Average statutory rate	27.00%	27.00%

Income tax recovery based on statutory rates	(138,924)	(3,638)
Non-deductible items and other	(3,778)	-
Change in non-recognized deferred tax assets	142,702	3,638
Income tax recovery	-	-

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

5. Income taxes (continued)

Deferred income tax assets are only recognized to the extent that the realization of tax benefits is determined to be probable.  As at September 30, 2019, the Company has not recognized the benefit of the following deductible temporary differences:

	September 30	September 30
	2019	2018
	$	$
Deferred tax asset
Losses carried forward	143,317	3,638
Share issuance costs	3,023	-
Unrecognized deferred tax assets	(146,340)	(3,638)
Total deferred tax assets	-	-

As at September 30, 2019, the Company has estimated non-capital losses for Canadian income tax purposes of $530,805 that may be carried forward to reduce taxable income derived in future years. The Canadian non-capital losses expire in 2038 and 2039.

6.    Related party transactions

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the year ended September 30, 2019 and the period from June 19, 2018 (date of incorporation) to September 30, 2018, the Company entered into the following transactions with related parties:

  The Company paid consulting fees of $293,859 during the year ended September 30, 2019 (2018 - $nil).  The consulting fees were paid to the CFO, COO, and directors of the Company.

As at September 30, 2019, $38,133 was owing to directors, officers or their related companies, which is included in accounts payable and accrued liabilities (2018 - $Nil).

As at September 30, 2019, $4,442 was receivable from shareholders (2018 - $6,790). The amounts are unsecured, non-interest bearing, and are due on demand. Subsequent to September 30, 2019, the full amount was received.

On August 1, 2018, the Company received a loan of $25,000 from a shareholder. The loan was non-interest bearing, unsecured, and was due on December 31, 2019. The loan was initially recorded at a fair value of $20,015 using a market discount rate of 17% with the residual discount of $4,985 recognized in debt discount reserve. During the year ended September 30, 2019, interest of $3,028 was accrued on the loan (2018 - $559). During the year ended September 30, 2019, the Company settled the debt outstanding at September 30, 2018 by issuing 500,000 common shares with a fair value of $25,000, which resulted in a loss on debt settlement of $1,398, which was recognized as a reduction in the debt discount reserve (Note 4).

During the year ended September 30, 2019 no other compensation was paid or payable for key management services.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

7.  Supplemental cash flow information

 Investing and financing activities that do not have a direct impact on the current cash flows are excluded from the cash flow statements.  The following transactions were excluded from the statement of cash flows:

      During the year ended September 30, 2019 there were the following non-cash transactions:

  Issued 500,000 common shares to settle debt valued at $25,000.

      During the period ended September 30, 2018 there were no non-cash transactions.

8.   Financial instruments

Classification of financial instruments

The Company's financial instruments consist of cash, shareholder loan receivable, accounts payable, and shareholder loan payable. These financial instruments are classified as financial assets and liabilities at amortized cost and are reported at amortized cost.

The classification of the financial instruments as well as their carrying values as at September 30, 2019 is shown in the table below:

At September 30, 2019	Assets - Amortized cost	Liabilities - Amortized cost	Total
	$	$	$
Financial assets
Cash	72,280	-	72,280
Shareholder loan receivable	4,442	-	4,442
Total financial assets	76,722	-	76,722
Financial liabilities
Accounts payable	-	58,926	58,926
Total financial liabilities	-	58,926	58,926

The classification of the financial instruments as well as their carrying values as at September 30, 2018 is shown in the table below:

At September 30, 2018	Assets - Amortized cost	Liabilities - Amortized cost	Total
	$	$	$
Financial assets
Cash	25,011	-	25,011
Shareholder loan receivable	6,790	-	6,790
Total financial assets	31,801	-	31,801
Financial liabilities
Shareholder loan payable	-	20,574	20,574
Total financial liabilities	-	20,574	20,574

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

8.   Financial instruments (continued)

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to relative reliability of the inputs used to estimate fair values. The three levels of the fair value hierarchy are:

Level 1 - unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - inputs that are not based on observable market data.

The fair values approximate the carrying values due to their short-term nature. Cash is measured at level 1.

Financial and capital risk management

The Company thoroughly examines the various financial instruments and risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include foreign currency risk, interest rate risk, credit risk, and liquidity risk. Where material, these risks are reviewed and monitored by the Board of Directors.

The Board of Directors has overall responsibility for the determination of the Company's risk management objectives and policies. The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Company's competitiveness and flexibility.

Discussions of risks associated with financial assets and liabilities are detailed below:

a) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a cash loss is limited as the Company's liabilities are non-interest bearing. The Company considers this risk to be immaterial.

b) Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations.  Credit risk arises from cash held with banks and financial institutions. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The Company considers credit risk with respect to its cash to be immaterial as cash is held through large Canadian financial institutions.

c) Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they become due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. Accounts payable and accrued liabilities have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company has a working capital deficit of $28,916 as at September 30, 2019 (September 30, 2018 - $1,488). Liquidity risk is assessed as high.

9. Management of capital

The Company's objectives when managing capital are to safeguard the Company's ability to continue as a going concern. In the management of capital, the Company includes its components of shareholders' equity.

The capital structure of the Company consists of equity attributable to common shareholders, comprised of issued capital and deficit.

The Company maintains and adjusts its capital structure based on changes in economic conditions and the Company's planned requirements. The Company may adjust its capital structure by issuing new equity, issuing new debt, or acquiring or disposing of assets.

Shackelford Pharma Inc.
Notes to the Annual Financial Statements
For the year ended September 30, 2019 and period from June 19, 2018 (date of incorporation) to September 30, 2018
(Expressed in Canadian dollars)

9. Management of capital (continued)

The Company does not have a source of revenue. As such, the Company is dependent on external financing to fund its activities. In order to pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed.

Management reviews its capital management policies on an ongoing basis.  The Company is not subject to any externally imposed capital requirements. There were no changes to the Company's approach to capital management during the year.

10. Subsequent events

On January 17, 2020, the Company received a loan of $22,248 from a shareholder, which is non-interest bearing, unsecured, and due on or before December 31, 2020.

On January 17, 2020, the Company entered into agreements with certain shareholders of the Company (the "Shareholders") to repurchase a total of 3,920,000, common shares previously issued to the Shareholders by the Company on series of private placements at a price of $0.05 per common share (the "Shares").  Upon repurchase the Shares will be cancelled. The repurchase will be at a price of $0.10 per common share and is conditional upon the Company completing a financing pursuant to a Registration A exemption from the registration requirements under the U.S. Securities Act or other similar financing, prior to December 31, 2020.

Shackelford Pharma Inc.

Condensed Interim Financial Statements

For the three months ended December 31, 2019 and 2018

(Unaudited - expressed in Canadian Dollars)

Shackelford Pharma Inc.
Condensed Interim Statements of Financial Position
(Unaudited - expressed in Canadian dollars)

	December 31	September 30
	2019	2019
	$	$
Assets

Current
Cash	2,106	72,280
GST receivable	16,598	13,786
Shareholder loan receivable (Note 5)	4,442	4,442

Total Assets	23,146	90,508

Liabilities

Current
Accounts payable (Note 5)	187,114	58,926
Accrued liabilities (Note 5)	25,436	60,498
	212,550	119,424

Shareholders' Deficit
Share capital (Note 4)	495,502	495,502
Debt discount reserve	3,587	3,587
Accumulated deficit	(688,493)	(528,005)
	(189,404)	(28,916)

Total Liabilities and Shareholders' Deficit	23,146	90,508

Nature of operations and going concern - Note 1

Subsequent events - Note 9

APPROVED BY THE DIRECTORS

"Alan Shackelford"	Director	"Avi Livnat"	Director

The accompanying notes are an integral part of these condensed interim financial statements

Shackelford Pharma Inc.
Condensed Interim Statements of Loss and Comprehensive Loss
(Unaudited - expressed in Canadian dollars)

	Three months ended December 31, 2019	Three months ended December 31, 2018
	$	$
Office and administrative expenses
Consulting fees (Note 5)	152,586	-
Office and other	2,038	-
Professional fees	2,819	-
Travel	2,907	-
Loss before other items	(160,350)	-

Foreign exchange loss	289	-
Interest and bank charges	(427)	(900)

Net loss and comprehensive loss for the period	(160,488)	(900)

Loss per share
Basic and diluted	(0.00)	(0.00)

Weighted average number of shares outstanding
Basic and diluted	40,049,997	29,999,997

The accompanying notes are an integral part of these condensed interim financial statements

Shackelford Pharma Inc.
Condensed Interim Statement of Cash Flows
 (Unaudited - expressed in Canadian dollars)

	Three months ended December 31, 2019	Three months ended December 31, 2018
	$	$
Cash (used in) provided by:

Operating activities
Net loss for the period	(160,488)	(900)
Accrued interest	-	882
Changes in non-cash working capital items
GST receivable	(2,812)	-
Accounts payable and accrued liabilities	93,126	-

Cash used in operating activities	(70,174)	(18)

Decrease in cash	(70,174)	(18)

Cash - beginning	72,280	25,011

Cash - ending	2,106	24,993

Supplemental cash flow information - Note 6

The accompanying notes are an integral part of these condensed interim financial statements

Shackelford Pharma Inc.
Condensed Interim Statements of Changes in Equity
For the three months ended December 31, 2019 and 2018
(Unaudited - expressed in Canadian dollars)

	Number of common shares	Share capital	Debt discount reserve	Accumulated deficit	Total
	#	$	$	$	$

Balance, September 30, 2018	29,999,997	7,000	4,985	(13,473)	(1,488)

Net and comprehensive loss for the period	-	-	-	(900)	(900)

Balance, December 31, 2018	29,999,997	7,000	4,985	(14,373)	(2,388)

Shares issued pursuant to private placements (Note 4)	9,550,000	477,500	-	-	477,500
Shares issued for debt (Note 4)	500,000	25,000	(1,398)	-	23,602
Share issuance costs (Note 4)	-	(13,998)	-	-	(13,998)
Net and comprehensive loss for the period	-	-	-	(513,632)	(513,632)

Balance, September 30, 2019	40,049,997	495,502	3,587	(528,005)	(28,916)

Net and comprehensive loss for the period	-	-	-	(160,488)	(160,488)

Balance, December 31, 2019	40,049,997	495,502	3,587	(688,493)	(189,404)

The accompanying notes are an integral part of these condensed interim financial statements

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three months ended December 31, 2019 and 2018 (Unaudited - expressed in Canadian dollars)

1. Nature of operations and going concern

Shackelford Pharma Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on June 19, 2018.

Shackelford Pharma Inc. is a pharmaceutical company. The Company's principal activities include developing standardized and scientifically formulated tetrahydrocannabinol ("THC") & cannabidiol ("CBD") products using multiple delivery methods. The Company focuses on large market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in cannabis related research.

These condensed interim financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. As at December 31, 2019, the Company had an accumulated deficit of $688,493 (September 30, 2019 - $528,005), and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate and deferred exploration expenditures and discharge its liabilities in the normal course of business. Although the Company was successful in obtaining financing during the year ended September 30, 2019, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These condensed interim financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3.

2. Basis of preparation

Statement of compliance

These condensed interim financial statements have been presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB') and interpretations of the IFRS Interpretations Committee ("IFRIC"), effective for the Company's reporting for the period ended December 31, 2019, including IAS 34, Interim Financial Reporting.

These condensed interim financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These condensed interim financial statements are presented in Canadian dollars, which is also the functional currency of the Company.

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses.  Actual results may differ from these estimates.

These condensed interim financial statements were approved by the board of directors on March 16, 2020.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three months ended December 31, 2019 and 2018 (Unaudited - expressed in Canadian dollars)

3.  Accounting policies

These condensed interim financial statements have been prepared on a basis consistent with the significant accounting policies disclosed in the annual financial statements for the year ended September 30, 2019.

Accounting standards issued but not yet effective

There are no accounting pronouncements with future effective dates that are applicable or are expected to have a material impact on the Company's financial statements.

4.    Share capital

a) Authorized: Unlimited common shares without par value.

b)  Shares issued

Common shares: 40,049,997 (September 30, 2019 - 40,049,997)

During the period ended December 31, 2019, the Company did not issue any shares.

During the year ended September 30, 2019, the Company:

  Completed a series of non-brokered private placements by issuing 9,550,000 common shares for gross proceeds of $477,500;
  The Company incurred share issuance costs of $13,998 related to the issuance of these shares; and
  Issued 500,000 common shares with a fair value of $25,000 to settle debt with a carrying value of $23,603, resulting in a loss on debt settlement of $1,398, which was recognized as a reduction in the debt discount reserve.

c)  Share consolidation

Effective April 11, 2019, the Company completed a consolidation of the 70,000,000 common shares outstanding on that date on a basis of 1 post-consolidation common share for every 2.3333 pre-consolidation common share (the "Consolidation"). As required by IAS 33, Earnings per Share, all information with respect to the number of common shares and issuance prices for time periods prior to the Consolidation have been restated to reflect the Consolidation.

5.    Related party transactions

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the three months ended December 31, 2019 and 2018, the Company entered into the following transactions with related parties:

  The Company paid consulting fees of $125,086 during the period ended December 31, 2019 (2018 - $nil).  The consulting fees were paid to the CFO, COO, and directors of the Company.

As at December 31, 2019, $119,094 was owing to directors, officers or their related companies, which is included in accounts payable and accrued liabilities (September 30, 2019 - $38,133).

As at December 31, 2019, $4,442 was receivable from shareholders (September 30, 2019 - $4,442). The amounts are unsecured, non-interest bearing, and are due on demand. Subsequent to December 31, 2019, the full amount was received.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three months ended December 31, 2019 and 2018 (Unaudited - expressed in Canadian dollars)

6.  Supplemental cash flow information

 Investing and financing activities that do not have a direct impact on the current cash flows are excluded from the cash flow statements. During the period ended December 31, 2019 and 2018 there were no non-cash transactions.

7.   Subsequent events

On January 17, 2020, the Company received a loan of $22,248 from a shareholder, which is non-interest bearing, unsecured, and due on or before December 31, 2020.

On January 17, 2020, the Company entered into agreements with certain shareholders of the Company (the "Shareholders") to repurchase a total of 3,920,000, common shares previously issued to the Shareholders by the Company in series of private placements at a price of $0.05 per common share (the "Shares").  Upon repurchase the Shares will be cancelled. The repurchase will be at a price of $0.10 per common share and is conditional upon the Company completing a financing pursuant to a Registration A exemption from the registration requirements under the U.S. Securities Act or other similar financing, prior to December 31, 2020.

Shackelford Pharma Inc.

Condensed Interim Financial Statements

For the three and six months ended March 31, 2020 and 2019

(Unaudited - expressed in Canadian Dollars)

Shackelford Pharma Inc.
Condensed Interim Statements of Financial Position
(Unaudited - expressed in Canadian dollars)

	March 31	September 30
	2020	2019
	$	$
Assets

Current
Cash	81,538	72,280
Prepaid expenses	16,859	-
GST receivable	13,017	13,786
Shareholder loan receivable (Note 8)	-	4,442
	111,414	90,508
Non-current
Intangible asset (Note 4)	21,542	-

Total Assets	132,956	90,508

Liabilities

Current
Accounts payable (Note 8)	346,110	58,926
Accrued liabilities (Note 8)	6,000	60,498
Shareholder loan payable (Notes 5 and 8)	19,806	-
	371,916	119,424
Non-current
Convertible loans - liability portion (Note 6)	102,874	-
Total liabilities	474,790	119,424

Shareholders' Deficit
Share capital (Note 7)	495,502	495,502
Debt discount reserve (Note 5)	6,688	3,587
Convertible loans - equity portion (Note 6)	15,898	-
Accumulated deficit	(859,922)	(528,005)
	(341,834)	(28,916)

Total Liabilities and Shareholders' Deficit	132,956	90,508

Nature of operations and going concern - Note 1

Subsequent events - Note 11

APPROVED BY THE DIRECTORS
"Alan Shackelford"	Director	"Avi Livnat"	Director

Shackelford Pharma Inc.
Condensed Interim Statements of Loss and Comprehensive Loss
For the three and six months ended March 31, 2020 and 2019
(Unaudited - expressed in Canadian dollars)

	Three months ended		Six months ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
	$	$	$	$
Office and administrative expenses
Consulting fees (Note 8)	115,837	12,500	268,423	12,500
Laboratory expenses	8,665		8,665
Office and other	1,210	-	3,248	-
Professional fees	25,412	-	28,231	-
Shareholder communication	9,396		9,396
Travel	3,730	-	6,637	-
Loss before other items	(164,250)	(12,500)	(324,600)	(12,500)

Accretion (Notes 5 and 6)	(1,431)	-	(1,431)	-
Foreign exchange loss	(4,718)	-	(4,429)	-
Interest and bank charges (Note 6)	(1,030)	(894)	(1,457)	(1,794)

Net loss and comprehensive loss for the period	(171,429)	(13,394)	(331,917)	(14,294)

Loss per share
Basic and diluted	(0.00)	(0.00)	(0.01)	(0.00)

Weighted average number of shares outstanding
Basic and diluted	40,049,997	29,999,997	40,049,997	29,999,997

Shackelford Pharma Inc.
Condensed Interim Statement of Cash Flows
For the six months ended March 31, 2020 and 2019
(Unaudited - expressed in Canadian dollars)

	Six months ended
	March 31, 2020	March 31, 2019
	$	$
Cash (used in) provided by:

Operating activities
Net loss for the period	(331,917)	(14,294)
Accrued interest	636	1,744
Accretion	1,431	-
Unrealized foreign exchange loss	2,684	-

Changes in non-cash working capital items
Prepaid expenses	(16,859)	-
GST receivable	769	(625)
Shareholder loan receivable	4,442	-
Accounts payable and accrued liabilities	229,366	13,125

Cash used in operating activities	(109,448)	(50)

Investing activities
Acquisition of intangibles	(21,542)	-
Cash used in investing activities	(21,542)	-

Financing activities
Shareholder loan proceeds	22,248	-
Convertible debt issued	125,000	-
Finders fees paid	(7,000)	-
Subscriptions received in advance	-	35,000
Cash provided by financing activities	140,248	35,000

Increase in cash	9,258	34,950

Cash - beginning	72,280	25,011

Cash - ending	81,538	59,961

Supplemental cash flow information - Note 10

Shackelford Pharma Inc.
Condensed Interim Statements of Changes in Equity
For the six months ended March 31, 2020 and 2019
(Unaudited - expressed in Canadian dollars)

	Number of common shares	Share capital	Debt discount reserve	Convertible loans - equity portion	Accumulated deficit	Total
	#	$	$	$	$	$

Balance, September 30, 2018	29,999,997	7,000	4,985	-	(13,473)	(1,488)

Net and comprehensive loss for the period	-	-	-	-	(14,294)	(14,294)

Balance, March 31, 2019	29,999,997	7,000	4,985	-	(27,767)	(15,782)

Shares issued pursuant to private placements (Note 7)	9,550,000	477,500	-	-	-	477,500
Shares issued for debt (Note 7)	500,000	25,000	(1,398)	-	-	23,602
Share issuance costs (Note 7)	-	(13,998)	-	-	-	(13,998)
Net and comprehensive loss for the period	-	-	-	-	(500,238)	(500,238)

Balance, September 30, 2019	40,049,997	495,502	3,587	-	(528,005)	(28,916)

Discount on shareholder loan	-	-	3,101	-	-	3,101
Convertible loans issued	-	-	-	15,898	-	15,898
Net loss for the period	-	-	-	-	(331,917)	(331,917)

Balance, March 31, 2020	40,049,997	495,502	6,688	15,898	(859,922)	(341,834)

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)

1. Nature of operations and going concern

Shackelford Pharma Inc. (the "Company") was incorporated pursuant to the provisions of the Business Corporations Act of British Columbia on June 19, 2018.

Shackelford Pharma Inc. is a pharmaceutical company. The Company's principal activities include developing standardized and scientifically formulated tetrahydrocannabinol ("THC") & cannabidiol ("CBD") products using multiple delivery methods. The Company focuses on large market opportunities based on unmet medical challenges utilizing the clinical experience of Dr. Alan Shackelford, a pioneer in cannabis related research.

These condensed interim financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. As at March 31, 2020, the Company had an accumulated deficit of $859,922 (September 30, 2019 - $528,005), and it expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company was successful in obtaining financing during the year ended September 30, 2019, there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. The impact on the Company is not currently determinable but management continues to monitor the situation.

Should the Company be unable to continue as a going concern, asset realization values may be substantially different from their carrying values. These condensed interim financial statements do not give effect to adjustments that would be necessary to carrying values, and classification of assets and liabilities should the Company be unable to continue as a going concern. Such adjustments could be material.

The Company's corporate office is located at Suite 2300-1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3.

2. Basis of preparation

Statement of compliance

These condensed interim financial statements have been presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB') and interpretations of the IFRS Interpretations Committee ("IFRIC"), effective for the Company's reporting for the period ended March 31, 2020, including IAS 34, Interim Financial Reporting.

These condensed interim financial statements have been prepared on a historical cost basis except for financial instruments measured at fair value. These condensed interim financial statements are presented in Canadian dollars, which is also the functional currency of the Company.

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses.  Actual results may differ from these estimates.

These condensed interim financial statements were approved by the board of directors on July 16, 2020.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)

3.  Accounting policies

These condensed interim financial statements have been prepared on a basis consistent with the significant accounting policies disclosed in the annual financial statements for the year ended September 30, 2019, with the addition of the following new policies:

a) Intangible assets

Intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Costs incurred for patents and licenses are capitalized and amortized from the date the patent or license agreement is obtained on a straight-line basis over the shorter of their respective remaining estimated lives or 20 years.

b) Impairment of long-lived assets

Intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.  For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or CGUs).  The recoverable amount is the higher of an asset's fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or CGU).  An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The Company evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

c) Convertible loans

Convertible loans are separated into their liability and equity components on the statement of financial position. The liability component is initially recognized at fair value, calculated as the net present value of a similar liability without an associated equity conversion feature and accounted for at amortized cost using the effective interest rate method. The effective interest rate used is the estimated rate for debt with similar terms at the time of issue. The fair value of the equity component (conversion feature) is determined at the time of issue as the difference between the face value of the exchangeable note and the fair value of the liability component.

Accounting standards issued but not yet effective

There are no accounting pronouncements with future effective dates that are applicable or are expected to have a material impact on the Company's financial statements.

4.    Intangible assets

Cost	Total
$
Balance, September 30, 2019 and 2018	-
Additions	21,542
Balance, March 31, 2020	21,542

Ramot Option Agreement

On January 21, 2020, the Company entered into an option agreement (the "Option Agreement") to receive an exclusive, worldwide license (the "License") from Ramot Tel Aviv University Ltd. ("Ramot") related to the prevention and reversal of age-related cognitive decline by ultra-low doses of tetrahydrocannabinol ("THC") (the "Ramot Technology").

According to the Option Agreement, the Company has a period of three months, in consideration for which the Company will pay Ramot USD $5,000 per month, to arrive at terms and conditions satisfactory to each party for the grant of the License (the "License Agreement").

As at March 31, 2020, $6,531 (USD $5,000) has been paid toward the Option Payments.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)

Author Agreement

On January 23, 2020 (the "Effective Date"), the Company entered into an agreement with SlevinWriter LLC (the "Writer") whereby the Writer will prepare a book-length manuscript on Dr. Alan Shackelford's story as a doctor treating patients with medical cannabis.  No more than 9 months after the Effective Date the Writer shall provide a review draft of the work, which will be revised based on the Company's and Publisher's comments to create a final draft (the "Final Draft").

Payment of $65,000 will be made as follows:

a) Payment

USD $5,000 shall be paid seven days after the Effective Date (paid).

If a $10,000,000 financing (the "Financing") is completed by the Company:

a) USD $20,000 five business days after the Financing;

b) USD $20,000 five business days after the four month anniversary of the Financing; and

c) USD $20,000 five business days after the author completes a Final Draft for the Company.

If a $10,000,000 financing (the "Financing") is not completed by the Company:

d) USD $5,000 on the four month anniversary of the Effective Date (paid);

e) USD $35,000 between the four month anniversary of the Effective Date and the date the author completes a Final Draft for the Company; and

f) USD $20,000 five business days after the author completes a Final Draft for the Company.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)

b) Royalties

Royalties equal to 45% of any net revenues resulting from the sales or publishing of any materials that consist of the Final Draft or any literary works based on or derived from the Final Draft, will be paid to the Writer.

c) Copyright

Upon the Writer's delivery of the Final Draft, the Writer shall irrevocably assign all right, title and interest owned in the Final Draft, including copyrights and intellectual property, to the Company.  The Company, in turn, shall grant the Writer a license to reproduce, publish, and display reasonable portions up to 5,000 words of the Final Draft in Writer's portfolios, marketing materials, websites, and other media.

As at March 31, 2020, $15,011 (USD $10,000) had been paid.

5.    Shareholder loan payable

On January 27, 2020, the Company received a loan of $22,248 from a shareholder. The loan is non-interest bearing, unsecured, and was due on December 31, 2020. The loan was initially recorded at a fair value of $19,147 using a market discount rate of 17% with the residual discount of $3,101 recognized in debt discount reserve. During the three and six months ended March 31, 2020, accretion expense of $nil and $659 was accrued on the loan.

6.    Convertible loans

On March 4, 2020, the Company issued $100,000 in convertible loans, and on March 23, 2020, the Company issued another $25,000 in convertible loans.  The convertible loans bear interest at 8% and are due and payable two years from the date issued.  The notes shall be automatically converted into units of the Company ("Units") at such time that the Company completes a subsequent equity offering involving an issuance of common shares (the "Subsequent Financing".  Each unit shall consist of one common share of the Company and one warrant ("Warrant"). Each Warrant will entitle the holder to purchase an additional common share at a price that is at a 20% premium to the Subsequent Financing price (the "Warrant Exercise Price") for a period of 24 months from the issuance of the Warrants, which shall be the closing date of the Subsequent Financing.  In the event that the Company completes a going public transaction and the common shares trade at a 75% premium to the Warrant Exercise Price for a period of 30 trading days, then the warrants will be automatically converted into common shares.

The liability component of these loans was calculated at the date of issuance, as the present value of the principal and interest, at a rate approximating the interest rate that would have been applicable to non-convertible debt at the date the loans were issued of 17%. The liability component of $102,102 was recorded at amortized cost and is accreted to the principal amount over the term of the convertible loan by charges to accretion expense.  During the three and six months ended March 31, 2020, finder's fees in the amount of $7,000 was paid, accretion expense of $nil and $772 was accrued on the loan and interest of $nil and $636 was charged.

7.    Share capital

a) Authorized: Unlimited common shares without par value.

b)  Shares issued

Common shares: 40,049,997 (September 30, 2019 - 40,049,997)

During the period ended March 31, 2020, the Company did not issue any shares.

During the year ended September 30, 2019, the Company:

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)
  Completed a series of non-brokered private placements by issuing 9,550,000 common shares for gross proceeds of $477,500;
  The Company incurred share issuance costs of $13,998 related to the issuance of these shares; and
  Issued 500,000 common shares with a fair value of $25,000 to settle debt with a carrying value of $23,603, resulting in a loss on debt settlement of $1,398, which was recognized as a reduction in the debt discount reserve.

c) Share consolidation

Effective April 11, 2019, the Company completed a consolidation of the 70,000,000 common shares outstanding on that date on a basis of 1 post-consolidation common share for every 2.3333 pre-consolidation common share (the "Consolidation"). As required by IAS 33, Earnings per Share, all information with respect to the number of common shares and issuance prices for time periods prior to the Consolidation have been restated to reflect the Consolidation.

8.    Related party transactions

The Company's related parties consist of the Company's directors and officers, and any companies associated with them. During the three and six months ended March 31, 2020, the Company entered into the following transactions with related parties:

  The Company paid consulting fees of $52,383 and $177,469 respectively during the three and six months ended March 31, 2020 (2019 - $12,500 and $12,500).  The consulting fees were paid to the CFO, COO, and directors of the Company.

As at March 31, 2020, $171,959 was owing to directors, officers or their related companies, which is included in accounts payable and accrued liabilities (September 30, 2019 - $38,133).

As at March 31, 2020, $nil was receivable from shareholders (September 30, 2019 - $4,442). The amounts are unsecured, non-interest bearing, and are due on demand.

As at March 31, 2020, a Shareholder loan of $19,806 was outstanding (September 30, 2019 - $nil). See note 5.

Key management includes directors and executive officers of the Company. During the three months ended March 31, 2020 and 2019, no other compensation was paid or payable for key management services.

9.    Financial instruments

The Company's financial instruments consist of cash, shareholder loan receivable, accounts payable, shareholder loan payable, and the convertible loans. These financial instruments are classified as financial assets and liabilities at amortized cost and are reported at amortized cost. The fair values of these financial instruments approximate their carrying values at March 31, 2020, due to their short-term nature.

The Company thoroughly examines the various financial instruments and risks to which it is exposed and assesses the impact and likelihood of those risks. These risks include foreign currency risk, interest rate risk, market risk, credit risk, and liquidity risk. Where material, these risks are reviewed and monitored by the Board of Directors.

There have been no changes in any risk management policies since September 30, 2019.

10.  Supplemental cash flow information

Investing and financing activities that do not have a direct impact on the current cash flows are excluded from the cash flow statements. During the period ended December 31, 2019 and 2018 there were no non-cash transactions.

Shackelford Pharma Inc. Notes to the Condensed Interim Financial Statements For the three and six months ended March 31, 2020 and 2019 (Unaudited - expressed in Canadian dollars)

11.   Subsequent events

In April 2020, the Company issued two convertible loans for a total of $50,000, and in July 2020, the Company issued another thirteen convertible loans in the amount of $169,422.  These convertible loans have the same terms as the convertible loans disclosed in note 6.

On January 17, 2020, the Company entered into agreements with certain shareholders of the Company (the "Shareholders") to repurchase a total of 3,920,000, common shares previously issued to the Shareholders by the Company in series of private placements at a price of $0.05 per common share (the "Shares").  Upon repurchase the Shares will be cancelled. The repurchase will be at a price of $0.10 per common share and is conditional upon the Company completing a financing pursuant to a Registration A exemption from the registration requirements under the U.S. Securities Act or other similar financing, prior to December 31, 2020.

PART III - EXHIBITS

Exhibit No.	Description

EX1A-2.1!	Notice of Articles of Shackelford Pharma Inc.

EX1A-2.2!	Articles of Shackelford Pharma Inc.

EX1A-3.1!	Shareholder Rights Agreement

EX1A-3.2!	Right of First Refusal and Co-Sale Agreement

EX1A-3.3!	Voting Agreement

EX1A-4.1!	Form of Subscription Agreement

EX1A-4.2!	Form of Share Certificate

EX1A-6.1!	Employment Agreement with Geoff Griffiths

EX1A-6.2!	Form of Shareholders Agreement

EX1A-6.3!	Consulting Services Agreement with John Meekison

EX1A-6.4!	Share Repurchase Agreement

EX1A-6.5!	Broker-Dealer Agreement with Dalmore Group LLC

EX1A6.6!	Option Agreement between Ramot at Tel Aviv University Ltd. and Shackelford Pharma Inc.

EX1A-10.1!	Power of Attorney (included on signature page hereto).

EX1A-11.1!	Consent of Dale Matheson Carr-Hilton Labonte LLP

EX1A-12.1!	Opinion of Osler, Hoskin & Harcourt LLP

EX1A-14.1†	Appointment of Agent for Service of Process

† Filed herewith.

* To be filed by amendment.
! Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A+, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on August 18, 2020.

Shackelford Pharma Inc.

By:	/s/ Mark Godsy
Name:	Mark Godsy
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Godsy and John Meekison, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Mark Godsy	August 18, 2020
Name: Mark Godsy
Title: Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ John Meekison	August 18, 2020
Name: John Meekison
Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By: /s/ Alan Shackelford	August 18, 2020
Name: Alan Shackelford
Title: Chief Medical Officer and Director

By: /s/ Avi Livnat	August 18, 2020
Name: Avi Livnat
Title: VP Clinical and Regulatory Affairs and Director